  Filed pursuant to Rule 424(b)(5)
Registration No. 333-226558

PROSPECTUS SUPPLEMENT
(To Prospectus Dated August 24, 2018)

CEL-SCI CORPORATION

Shares of
Common Stock

We are offering 606,395 shares of our common stock pursuant to this prospectus supplement and the accompanying prospectus. The shares will be sold for a purchase price equal to $9.07 per share of common stock.

Our common stock is listed on the NYSE American under the symbol “CVM.” The last reported sale price of our common stock on the NYSE American on December 20, 2019 was $9.14 per share.

Investing in our securities involves significant risks. Please read the information contained in or incorporated by reference under the heading “Risk Factors” beginning on page S-7 of this prospectus supplement, and under similar headings in other documents filed after the date hereof and incorporated by reference into this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$9.07	$5,500,003
Underwriting discount (1)	$0.6349	$385,000
Proceeds, before expenses, to us	$8.4351	$5,115,003

(1)
In addition to the underwriting discount, we have agreed to reimburse the underwriter for certain expenses in connection with this offering. See “Underwriting” for a description of the compensation payable to the underwriter.

We have granted the underwriter an option for a period of 45 days from the date of this prospectus supplement to purchase up to an additional 90,959 shares of our common stock.

The underwriter expects to deliver the shares against payment on or about December 27, 2019.

Sole Book-Running Manager

AEGIS CAPITAL CORP.

The date of this prospectus supplement is December 23, 2019.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

Prospectus Summary	1
Forward-Looking Statements	9
Risk Factors	10
Comparative Share Data	30
Market for CEL-SCI’s Common Stock.	34
Plan of Distribution	35
Description of Securities	36
Experts	40
Indemnification	40
Additional Information	40

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is part of the registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process and consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. This prospectus supplement may add to, update or change information in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement or the accompanying prospectus.

If information in this prospectus supplement is inconsistent with the accompanying prospectus or with any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, you should rely on this prospectus supplement. This prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference include important information about us, the securities being offered and other information you should know before investing in our securities. You should also read and consider information in the documents we have referred you to in the sections of this prospectus supplement entitled “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.”

You should rely only on this prospectus supplement, the accompanying prospectus, the documents incorporated or deemed to be incorporated by reference herein or therein and any free writing prospectus prepared by us or on our behalf. We have not authorized anyone to provide you with information that is in addition to or different from that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not offering to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any free writing prospectus, or incorporated by reference herein, is accurate as of any date other than as of the date of this prospectus supplement or the accompanying prospectus or any free writing prospectus, as the case may be, or in the case of the documents incorporated by reference, the date of such documents regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of our securities. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

All references in this prospectus supplement or the accompanying prospectus to “the Company,” “our company,” “we,” “us,” or “our” mean CEL-SCI Corporation, unless we state otherwise or the context otherwise requires.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the securities or possession or distribution of this prospectus supplement or the accompanying prospectus in that jurisdiction. Persons who come into possession of this prospectus supplement or the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement or the accompanying prospectus applicable to that jurisdiction.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “believe,” “expect,” “may,” “will,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume” or other similar expressions, although not all forward-looking statements contain these identifying words. All statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein regarding our future strategy, plans and expectations regarding clinical trials, future regulatory approvals, our plans for the manufacturing and commercialization of our products, future operations, projected financial position, potential future revenues, projected costs, future prospects, and results that might be obtained by pursuing management’s current plans and objectives are forward-looking statements. Forward-looking statements include, but are not necessarily limited to, those relating to:

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our expectations related to the use of proceeds, if any, from this offering;

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our need for, and ability to raise, additional capital;

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the results and timing of our clinical trials, including in particular our ongoing Phase 3 clinical trial for Multikine;

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the regulatory review process and any regulatory approvals that may be issued or denied by the U.S. Food and Drug Administration, the European Medicines Agency or other regulatory agencies;

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our manufacturing plans;

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our need to secure collaborators to license, manufacture, market and sell any products for which we receive regulatory approval in the future;

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the results of our internal research and development efforts;

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the commercial success and market acceptance of any of our product candidates that are approved for marketing in the United States or other countries;

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the safety and efficacy of medicines or treatments introduced by competitors that are targeted to indications which our product candidates are being developed to treat;

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the acceptance and approval of regulatory filings;

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our current or prospective collaborators’ compliance or non-compliance with their obligations under our agreements with them, or decisions by our collaborators to discontinue clinical trials and return product candidates to us;

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our plans to develop other product candidates; and

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other factors discussed elsewhere in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein and therein.

You should not place undue reliance on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based on the information currently available to us and speak only as of the date on the cover of this prospectus supplement. New risks and uncertainties arise from time to time, and it is impossible for us to predict these matters or how they may affect us. We have included important factors in the cautionary forward-looking statements included in this prospectus supplement, particularly in the section of this prospectus supplement entitled “Risk Factors,” which we believe over time, could cause our actual results, performance or achievements to differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements. We have no duty to, and do not intend to, update or revise the forward-looking statements in this prospectus supplement after the date of this prospectus supplement except to the extent required by the federal securities laws. You should consider all risks and uncertainties disclosed in our filings with the SEC, described in the sections of this prospectus supplement entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” and the sections of the accompanying prospectuses entitled “Incorporation of Certain Information by Reference” and “Where You Can Find Additional Information,” all of which are accessible on the SEC’s website at www.sec.gov.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all the information that you should consider before investing in our securities. You should read the entire prospectus supplement and the accompanying prospectus carefully, including “Risk Factors” contained in this prospectus supplement and the financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.

THE OFFERING

Common stock we are offering	606,395 shares

Common stock to be outstanding after this offering	35,990,615 shares (or 36,081,574 shares if the underwriter exercises its option to purchase 90,959 additional shares)

Option to purchase additional shares	We have granted the underwriter an option for a period of 45 days from the date of this prospectus supplement to purchase up to an additional 90,959 shares of our common stock.

NYSE American Symbol and Listing	Our common stock is listed on the NYSE American under the symbol “CVM.”

Use of Proceeds
We estimate that the net proceeds from this offering, after payment of estimated offering expenses payable by us and underwriting discounts will be approximately $4.96 million, or approximately $5.73 million if the underwriter exercises in full its option to purchase additional shares. We intend to use the net proceeds from this offering to fund the continued development of Multikine, LEAPS and for other general corporate purposes. See “Use of Proceeds.”

Risk Factors
Investing in our securities involves significant risks. Please read the information contained in or incorporated by reference under the heading “Risk Factors” beginning on page S-7 of this prospectus supplement, and under similar headings in other documents filed after the date hereof and incorporated by reference into this prospectus supplement and the accompanying prospectus.

The number of shares of common stock shown above to be outstanding after this offering is based on 35,384,220 shares outstanding as of December 23, 2019 and excludes:

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6,219,180 shares of our common stock issuable upon the exercise of outstanding stock options as of December 23, 2019, at a weighted average exercise price of $5.54 per share; and

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5,639,403 shares of our common stock issuable upon the exercise of warrants outstanding as of December 23, 2019, at a weighted average exercise price of $7.83 per share.

Except as otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriter of its option to purchase additional shares.

Business Overview

We are a clinical-stage biotechnology company focused on finding the best way to activate the immune system to fight cancer and infectious diseases. Our lead investigational therapy Multikine® (Leukocyte Interleukin, Injection) is currently in a pivotal Phase 3 clinical trial for patients who are newly diagnosed with advanced primary squamous cell carcinoma of the head and neck, for which we have received Orphan Drug Status from the U.S. Food and Drug Administration, or FDA. The study was fully enrolled with 928 patients in September 2016. The study’s primary end-point is a 10% increase in overall survival of patients between the two main comparator groups in favor of the group receiving the Multikine treatment regimen. The determination if the study’s primary end-point is met will occur when there are a total of 298 deaths in those two groups. If the primary end-point of this global study is achieved, we expect to use the results to support a Biologics License Application, or BLA, to the FDA for Multikine for neoadjuvant therapy in patients with squamous cell carcinoma of the head and neck, or SCCHN (hereafter also referred to as advanced primary head and neck cancer).

Our investigational immunotherapy, Multikine, is being used in a different way than cancer immunotherapy is usually used. It is given before standard of care surgery has been administered because that is when the immune system is thought to be strongest (i.e., as a neoadjuvant). It is also administered locally around the tumors and near the draining lymph node. For example, in the Phase 3 clinical trial, Multikine was given locally for three weeks, five days per week as a first line treatment before surgery, radiation and/or chemotherapy. The goal is to help the intact immune system kill the micro metastases that usually cause recurrence of the cancer. In short, we believe that local administration of this neoadjuvant therapy and administration before weakening of the immune system by surgery, chemotherapy and radiation will result in improved outcomes and better overall survival rates for patients suffering from head and neck cancer.

We are also investigating a peptide-based immunotherapy as a vaccine for rheumatoid arthritis using our LEAPS technology platform. We were awarded a Phase 2 Small Business Innovation Research (SBIR) grant in the amount of $1.5 million from the National Institutes of Health (NIH) in September 2017. This grant will provide funding to allow us to advance our first LEAPS product candidate, CEL-4000, towards an Investigational New Drug (IND) application.

We were formed as a Colorado corporation in 1983. Our principal office is located at 8229 Boone Boulevard, Suite 802, Vienna, VA 22182. Our telephone number is 703-506-9460 and our website is www.cel-sci.com. We do not incorporate the information on our website into this report, and you should not consider it part of this report.

We make our electronic filings with the Securities and Exchange Commission (SEC), including our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to these reports available on our website free of charge as soon as practicable after they are filed or furnished to the SEC.

RECENT DEVELOPMENTS

The Independent Data Monitoring Committee (IDMC) for our Phase 3 clinical trial of Multikine announced on October 14, 2019 that it has completed its most recent review of the Phase 3 study data, which it performs periodically at regular intervals as required by our study protocol. The data from all 928 enrolled patients were provided to the IDMC by the clinical research organization (CRO) responsible for data management of this Phase 3 study.

The IDMC recommended that we continue the trial until the appropriate number of events have occurred.

IDMCs are committees commonly used by sponsors of clinical trials to protect the interests of the patients and the integrity of the study data in ongoing trials, especially when the trials involve patients with life threatening diseases, and when, as in cancer clinical trials, they extend over long periods of time. The continuation of our Phase 3 trial could be the result of factors other than Multikine and may not be indicative of a potential positive outcome for the trial.

OUR PRODUCT CANDIDATES

              We are a clinical-stage biotechnology company dedicated to research and development directed at improving the treatment of cancer and other diseases by using the immune system, the body’s natural defense system. We are currently focused on the development of the following product candidates and technologies:

1)
Multikine, an investigational immunotherapy under development for the potential treatment of certain head and neck cancers;

2)
L.E.A.P.S. (Ligand Epitope Antigen Presentation System) technology, or LEAPS, with two investigational therapies, CEL-2000 and CEL-4000, vaccine product candidates under development for the potential treatment of rheumatoid arthritis, and LEAPS-H1N1-DC, a product candidate under development for the potential treatment of pandemic influenza in hospitalized patients.

RISK FACTORS

Investing in our securities involves a high degree of risk. In addition to the other information contained in this prospectus supplement and in the documents we incorporate by reference, you should carefully consider the risks discussed below and under the heading “Risk Factors” in our Annual Report on Form 10-K, as amended, for the fiscal year ended September 30, 2019 before making a decision about investing in our securities. The risks and uncertainties discussed below and in our Annual Report on Form 10-K/A for the fiscal year ended September 30, 2019 are not the only ones facing us. Additional risks and uncertainties not presently known to us may also harm our business. If any of these risks occur, our business, financial condition and operating results could be harmed, the trading price of our common stock could decline and you could lose part or all of your investment.

Risks Related to this Offering

Management will have broad discretion as to the use of the proceeds from this offering.

We currently intend to use the net proceeds from the offering to fund the continued development of Multikine, LEAPS and for other general corporate purposes. See the “Use of Proceeds” section of this prospectus supplement. We have not designated the specific amount of net proceeds to us from this offering that will be used for these purposes. Accordingly, our management will have broad discretion as to the allocation of these net proceeds and could use them for purposes other than those contemplated at the time of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

In addition, the net proceeds from this offering will not be sufficient to complete clinical trials and other studies required for the approval of any product candidate, including the Phase 3 clinical trial of Multikine, by the FDA or any other regulatory authority, and we will need significant additional funds in order to complete the Phase 3 Multikine study.

You will experience immediate and substantial dilution in the net tangible book value of the common stock you purchase in this offering.

Since the offering price of the securities offered pursuant to this prospectus supplement and the accompanying prospectus is higher than the net tangible book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. After giving effect to the sale of 606,395 shares of common stock in this offering, deducting underwriting discounts and estimated offering expenses payable by us, if you purchase securities in this offering, you will suffer immediate and substantial dilution of approximately $8.80 per share in the net tangible book value of the common stock you acquire based on our net tangible book value as of September 30, 2019.

You may experience future dilution as a result of future equity offerings or other equity issuances.

We expect that significant additional capital will be needed in the future to continue our planned operations. To raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock.    To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution. These sales may result in material dilution to our existing stockholders and new investors could gain rights superior to existing stockholders.

Our outstanding options and warrants may adversely affect the trading price of our common stock.

As of December 23, 2019, there were outstanding warrants which allow the holders to purchase 5,639,403 shares of common stock, with a weighted average exercise price of $7.83 per share, and outstanding options which allow the holders to purchase up to 6,219,180 shares of common stock, with a weighted average exercise price of $5.54 per share. The outstanding options and warrants could adversely affect our ability to obtain future financing or engage in certain mergers or other transactions, since the holders of options and warrants can be expected to exercise them at a time when we may be able to obtain additional capital through a new offering of securities on terms more favorable to us than the terms of the outstanding options and warrants.  For the life of the options and warrants, the holders have the opportunity to profit from a rise in the market price of our common stock without assuming the risk of ownership.  The issuance of shares upon the exercise of outstanding options and warrants will also dilute our ownership interests existing stockholders.

USE OF PROCEEDS

We estimate that the proceeds from this offering, after deducting estimated offering expenses payable by us and underwriting discounts and commissions will be approximately $4.96 million. We intend to use the net proceeds from this offering to fund the continued development of Multikine, LEAPS and for other general corporate purposes. We have not determined the amounts we plan to spend on the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds from this offering. Pending application of the net proceeds as described above, we intend to invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities.

DILUTION

If you purchase shares of common stock in this offering, you will experience dilution to the extent of the difference between the public offering price of the shares of common stock in this offering and the net tangible book value per share of our common stock immediately after this offering.

Our net tangible book value as of September 30, 2019 was approximately $4,800,000, or $0.14 per share of common stock based on 35,231,776 outstanding shares of common stock on that date. Net tangible book value per share is equal to our total tangible assets minus total liabilities, all divided by the number of shares of common stock outstanding as of September 30, 2019.

After giving effect to the sale of 606,395 shares of common stock in this offering at the public offering price of $9.07 per share of common stock and after deducting the underwriting discounts, commissions and estimated offering expenses payable by us, our as adjusted net tangible book value would have been approximately $9.79 million, or approximately $0.27 per share of common stock, as of September 30, 2019. This represents an immediate increase in net tangible book value of approximately $0.13 per share to existing stockholders and an immediate dilution of approximately $8.80 per share to new investors. The following table illustrates this calculation on a per share basis:

Public offering price per share		$9.07
Net tangible book value per share as of September 30, 2019	$0.14
Increase in net tangible book value per share attributable to new investors	$0.13
As adjusted net tangible book value per share after giving effect to this offering		$0.27
Dilution per share to investors in this offering		$8.80

The above calculation is based on 35,231,776 shares of our common stock outstanding as of September 30, 2019 and excludes as of that date:

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5,772,303 shares of our common stock issuable upon the exercise of outstanding warrants as of September 30, 2019, at a weighted average exercise price of $7.70 per share; and

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6,218,216 shares of our common stock issuable upon the exercise of outstanding stock options as of September 30, 2019, at a weighted average exercise price of $5.54 per share.

In addition, the amounts in the table above assume no exercise by the underwriter of its option to purchase additional shares. If the underwriter exercises its option to purchase shares of our common stock in full, the pro forma net tangible book value per share after this offering would be approximately $0.29 per share, representing an increase in net tangible book value per share attributable to this offering of approximately $0.15 and dilution in net tangible book value per share to investors in this offering of approximately $8.78.

The above illustration of dilution per share to investors participating in this offering assumes no exercise of outstanding options or warrants to purchase shares of our common stock. The exercise of outstanding options and warrants having an exercise price less than the offering price will increase dilution to new investors. In addition, we may choose to raise additional capital depending on market conditions, our capital requirements and strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain our future earnings, if any, for use in our business and therefore do not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of common stock to be sold in this offering. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based upon provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder and administrative rulings and judicial decisions, all as currently in effect. These authorities may change at any time, possibly on a retroactive basis, or the U.S. Internal Revenue Service, or the IRS, might interpret the existing authorities differently. In either case, the tax considerations of purchasing, owning or disposing of common stock could differ from those described below. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our common stock.

This discussion is limited to holders that hold the common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the U.S. federal income tax considerations that might be relevant to a beneficial owner in light of such beneficial owner’s particular circumstances, such as the impact of the Medicare contribution tax on net investment income or alternative minimum tax. In addition, this discussion does not address tax considerations to beneficial owners subject to special treatment under the U.S. federal income tax laws, including:

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a broker, dealer or trader in securities, currencies, commodities, or notional principal contracts;

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a bank, financial institution or insurance company;

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a regulated investment company, a real estate investment trust or grantor trust;

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a tax-exempt entity or organization, including an individual retirement account or Roth IRA as defined in Section 408 or 408A of the Code, respectively;

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a person holding the common stock as part of a hedging, integrated, or conversion transaction or a straddle, or a person deemed to sell common stock under the constructive sale provisions of the Code;

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a trader in securities that has elected the mark-to-market method of tax accounting for securities;

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an entity that is treated as a partnership or other pass-through entity for U.S. federal income tax purposes;

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a person who is a partner or investor in a partnership or other pass-through entity that holds the common stock;

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a U.S. person whose “functional currency” is not the U.S. dollar;

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a controlled foreign corporation or passive foreign investment company;

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a person who holds or receives common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

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a qualified foreign pension fund or an entity that is wholly owned by one or more qualified foreign pension funds; or

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a U.S. expatriate and former citizens or long-term residents of the United States.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of a share of common stock that is, for U.S. federal income tax purposes:

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an individual who is a citizen or resident of the United States;

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a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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a trust if (1) it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of a share of common stock that is (i) a foreign corporation for U.S. federal income tax purposes, (ii) a nonresident alien individual, or (iii) a foreign estate or trust that in each case is not subject to U.S. federal income tax on a net-income basis on income or gain from the sale share of common stock.

If an entity treated as a partnership for U.S. federal income tax purposes holds shares of common stock, the tax treatment of a person treated as a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. This discussion does not address the tax considerations to an entity treated as a partnership for U.S. federal income tax purposes or any investor in such entity. Accordingly, partnership holding shares of common stock and any partner therein should consult its own tax advisors as to the tax consequences of holding and disposing of shares of common stock.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the U.S. federal estate or gift tax rules or under the laws of any U.S. state or local or any non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Certain U.S. Federal Income Tax Considerations for U.S. Holders of Common Stock

Dividends on our Common Stock

We do not expect to declare or pay any distributions on our common stock in the foreseeable future. If we do make any distributions on shares of our common stock, however, such distributions will be includible in the gross income of a U.S. holder as ordinary dividend income to the extent paid out of current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Any portion of a distribution in excess of current or accumulated earnings and profits would be treated as a return of the holder’s tax basis in its common stock and then as gain from the sale or exchange of the common stock. Under current law, if certain requirements are met, a preferential U.S. federal income tax rate will apply to any dividends paid to a holder of common stock who is a U.S. individual.

Distributions to U.S. holders that are corporate shareholders, constituting dividends for U.S. federal income tax purposes, may qualify for the dividends received deduction, or DRD, which is generally available to corporate shareholders. No assurance can be given that we will have sufficient earnings and profits (as determined for U.S. federal income tax purposes) to cause any distributions to be eligible for a DRD. In addition, a DRD is available only if certain holding periods and other taxable income requirements are satisfied.

Sale of Common Stock

A U.S. holder of common stock will generally recognize gain or loss on the taxable sale, exchange, or other taxable disposition of such stock in an amount equal to the difference between such U.S. holder’s amount realized on the sale and its adjusted tax basis in the common stock sold. A U.S. holder’s amount realized should equal the amount of cash and the fair market value of any property received in consideration of its stock. The gain or loss should be capital gain or loss and should be long-term capital gain or loss if the common stock is held for more than one year at the time of disposition. The deductibility of capital losses for U.S. federal income tax purposes is subject to limitations under the Code. Under current law, long-term capital gain recognized by an individual U.S. holder is generally eligible for a preferential U.S. federal income tax rate.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of dividends on shares of common stock and to the proceeds of a sale of common stock unless a U.S. holder is an exempt recipient, such as a corporation. Backup withholding will apply to those payments if a U.S. holder fails to provide its correct taxpayer identification number and certification of exempt status, or fails to report in full dividend income. Any amount withheld under the backup withholding rules will be allowed as a refund or a credit against U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Certain U.S. Federal Income Tax Considerations for Non-U.S. Holders of Common Stock

Dividends on our Common Stock

We do not expect to declare or pay any distributions on our common stock in the foreseeable future. If we do make any distributions on shares of our common stock, however, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that is applied against and reduces, but not below zero, a non-U.S. holder’s adjusted tax basis in shares of our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of our common stock. See “ —Sale of Common Stock.” Any dividend paid to a non-U.S. holder on our common stock will generally be subject to U.S. withholding tax at a 30% rate. The withholding tax might not apply, however, or might apply at a reduced rate, under the terms of an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty. Generally, in order for us or our paying agent to withhold tax at a lower treaty rate, a non-U.S. holder must certify its entitlement to treaty benefits. A non-U.S. holder generally can meet this certification requirement by providing to us or our paying agent an applicable IRS Form W-8 (which generally remains valid for three years, after which time a new properly completed and executed form must be provided to us or our paying agent). If the holder holds the stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. If a non-U.S. holder is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, such non-U.S. holder may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS in a timely manner.

Dividends received by a non-U.S. holder that are effectively connected with a U.S. trade or business conducted by the non-U.S. holder, or, if an income tax treaty between the United States and the non-U.S. holder’s country of residence applies, are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder in the United States, are not subject to such withholding tax. To obtain this exemption, a non-U.S. holder must provide us or our paying agent with an IRS Form W-8ECI properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, as defined under the Code, net of certain deductions and credits, subject to any applicable income tax treaty providing otherwise.

Sale of Common Stock

Non-U.S. holders will generally not be subject to U.S. federal income tax on any gains realized on the sale, exchange or other disposition of common stock unless:

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the gain (1) is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business and (2) if an income tax treaty between the United States and the non-U.S. holder’s country of residence applies, the gain is attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder in the United States, in which case the special rules described below apply;
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the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale, exchange or other disposition of our common stock, and certain other requirements are met, in which case the gain would be subject to a flat 30% tax, or such reduced rate as may be specified by an applicable income tax treaty, which may be offset by U. S. source capital losses, even though the individual is not considered a resident of the United States; or
●
if we are, or were within the shorter of the five-year period preceding the disposition and the non-U.S. holder’s holding period, a “U.S. real property holding corporation,” or USRPHC.

We do not believe that we are a USRPHC and we do not anticipate becoming one in the future. Even if we are or become a USRPHC, as long as our common stock is regularly traded on an established securities market, then only a non-U.S. holder that actually or constructively owns (at any time during the shorter of the five-year period preceding the date of disposition or the holder’s holding period) more than 5% of our outstanding common stock will be subject to U.S. federal income tax on the disposition of our common stock.

Any gain described in the first bullet point above will be subject to U.S. federal income tax at the regular graduated rates. If the non-U.S. holder is a corporation, under certain circumstances, that portion of its earnings and profits that is effectively connected with its U.S. trade or business, subject to certain adjustments, generally would be subject to a “branch profits tax.” The branch profits tax rate is generally 30%, although an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence might provide for a lower rate.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the gross amount of the distributions on our common stock paid to such holder and the tax withheld, if any, with respect to such distributions. Non-U.S. holders may have to comply with specific certification procedures to establish that the holder is not a U.S. person (as defined in the Code) in order to avoid backup withholding at the applicable rate with respect to dividends on our common stock. Dividends paid to non-U.S. holders subject to withholding of U.S. federal income tax, as described above in “Dividends on Our Common Stock,” generally will be exempt from U.S. backup withholding.

Information reporting and backup withholding will generally apply to the proceeds of a disposition of our common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is filed with the IRS in a timely manner.

Withholding on Foreign Accounts

Legislation known as the Foreign Account Tax Compliance Act and guidance issued thereunder (“FATCA”) imposes withholding taxes on certain types of payments made to “foreign financial institutions” and certain other foreign entities (including financial intermediaries). FATCA generally imposes withholding at a rate of 30% on payments to certain foreign entities of dividends on our common stock and the gross proceeds of dispositions of our common stock, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied or the entity otherwise qualifies for an exemption. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. These withholding rules generally apply to payments of dividends on common stock, and to payments of gross proceeds from a sale or other disposition our common stock made on or after January 1, 2019. You should consult your tax advisor regarding the application of FATCA.

The preceding discussion of U.S. federal tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

UNDERWRITING

Aegis Capital Corp. is acting as the underwriter of this offering. We have entered into an underwriting agreement dated December 23, 2019 with the underwriter. Pursuant to the terms and subject to the conditions set forth in the underwriting agreement, we have agreed to sell to the underwriter and the underwriter has agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus supplement, the following number of shares of our common stock.

Underwriter	Number of Shares
Aegis Capital Corp.	606,395

The underwriter is committed to purchase all of the shares of common stock offered by us other than those covered by the option to purchase additional shares described below, if it purchases any shares. The obligations of the underwriter may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriter’s obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriter of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriter against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriter may be required to make in respect thereof.

The underwriter is offering the shares of common stock, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of legal matters by its counsel and other conditions specified in the underwriting agreement. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriter proposes to offer the shares of common stock offered by us to the public at the public offering price set forth on the cover of this prospectus supplement. In addition, the underwriter may offer some of the shares of common stock to other securities dealers at such price less a concession of $0.3809 per share.

We have granted the underwriter an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus supplement, permits the underwriter to purchase a maximum of 90,959 additional shares of common stock from us to cover over-allotments. If the underwriter exercises all or part of this option, it will purchase shares of common stock covered by the option at the public offering price that appears on the cover page of this prospectus supplement, less the underwriting discount. If this option is exercised in full, the total price to the public will be approximately $6.33 million and the total proceeds to us, before expenses, will be approximately $5.88 million.

Discounts and Commissions. The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriter of its over-allotment option.

		Total
	Per Share	Without Over-Allotment	With Over-Allotment
Public offering price	$9.07	$5,500,003	$6,325,003
Underwriting discount	$0.6349	$385,000	$442,750
Proceeds, before expenses, to us	$8.4351	$5,115,003	$5,882,253

We have also agreed to pay all expenses relating to the offering, including (a) all filing fees and expenses relating to the registration of the shares of common stock to be sold in the offering (including shares of common stock sold upon exercise of the underwriter’s over-allotment option) with the Commission; (b) all fees associated with the review of the offering by FINRA and all fees and expenses relating to the listing of such shares of common stock on the NYSE American; (c) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the “blue sky” securities laws designated by the underwriter; (d) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the securities laws of foreign jurisdictions designated by the underwriter; (e) transfer and/or stamp taxes, if any, payable upon the transfer of the shares of common stock from the Company to the underwriter; (f) fees and expenses of our legal counsel and accountants; and (g) up to $65,000 for the actual fees and expenses incurred by the underwriter, including legal fees, not to exceed $65,000 or $25,000 if the offering is not consummated.

Discretionary Accounts. The underwriter does not intend to confirm sales of the shares of common stock offered hereby to any accounts over which it has discretionary authority.

Lock-Up Agreements. Pursuant to certain “lock-up” agreements, (a) our executive officers and directors as of the pricing date of the offering, have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any securities of the company without the prior written consent of the underwriter, for a period of 45 days from the date of the offering, and (b) subject to certain exceptions, including sales to non-U.S. investors at an effective price per share of common stock equal to or greater than the public offering price per share in this offering, we, and any successor, have agreed not to for a period of 45 days from the date of the pricing of the offering (1) offer, sell or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or (2) file or caused to be filed any registration statement with the SEC relating to the offering of any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock. This lock-up provision applies to shares of common stock and to securities convertible into or exchangeable or exercisable for shares of common stock. It also applies to shares of common stock owned now or acquired later by the person executing any such “lock-up” agreement or for which the person executing such agreement later acquires the power of disposition.

Electronic Offer, Sale and Distribution of Shares. A prospectus supplement in electronic format may be made available on the websites maintained by the underwriter and the underwriter may distribute prospectus supplements electronically. The underwriter may agree to allocate a number of shares for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriter and on the same basis as other allocations. Other than the prospectus supplement in electronic format, the information on these websites is not part of this prospectus supplement or the registration statement of which this prospectus supplement forms a part, has not been approved or endorsed by us or the underwriter in its capacity as underwriter, and should not be relied upon by investors.

Other Relationships. The underwriter and its affiliates may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates for which they may receive customary fees; however, except as disclosed in this prospectus supplement, we have no present arrangements with the underwriter for any further services.

Stabilization. In connection with this offering, the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, penalty bids and purchases to cover positions created by short sales.

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Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.

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Over-allotment transactions involve sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any short position by exercising its over-allotment option and/or purchasing shares in the open market.

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Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriter sells more shares than could be covered by exercise of the over-allotment option and, therefore, has a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

●
Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of shares of our common stock or preventing or retarding a decline in the market price of shares of our common stock. As a result, the price of shares of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriter make any representation or prediction as to the effect that the transactions described above may have on the price of shares of our common stock. These transactions may be effected on the NYSE American or otherwise.

Passive Market Making. In connection with this offering, the underwriter and selling group members may engage in passive market making transactions in shares of our common stock in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

Offer restrictions outside the United States

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

The validity of the securities offered hereby has been passed upon for us by Hart & Hart, LLC of Denver, Colorado, and Sichenzia Ross Ference LLP of New York, New York, acted as counsel for the underwriter.

EXPERTS

The financial statements as of September 30, 2019 and 2018 and for the years then ended, and management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2019 incorporated by reference in this Prospectus Supplement have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, (the report on the financial statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern, and the report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of September 30, 2019) incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-3 (File No. 333-226558) under the Securities Act of 1933, as amended, or the Securities Act, with respect to the securities offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus filed as part of the registration statement do not contain all the information set forth in the registration statement and its exhibits and schedules. For further information about us, we refer you to the registration statement and to its exhibits and schedules.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including us. The address of the SEC website is www.sec.gov. Our common stock is listed on the NYSE American, and reports, proxy statements and other information concerning us can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

These documents are also available, free of charge, through t our website at www.cel-sci.com. Information contained on or accessible through our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus and you should not consider information on or accessible through our website to be part of this prospectus supplement or the accompanying prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus supplement and the accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC prior to the completion of this offering will automatically update and supersede this information. We incorporate by reference the documents listed below that we have filed with the SEC (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items):

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our annual report on Form 10-K and 10-K/A for the fiscal year ended September 30, 2019 that we filed with the SEC on December 16, 2019 and December 23, 2019;

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our current reports on Form 8-K filed with the SEC on October 15, 2019 and December 23, 2019; and

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the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on July 2, 1996 and all amendments and reports updating that description.

We also incorporate by reference into this prospectus supplement and the accompanying prospectus all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus supplement until we sell all of the securities covered by this prospectus supplement and the accompanying prospectus or the sale of securities by us pursuant to this prospectus supplement and the accompanying prospectus is terminated.

A statement contained in a document incorporated by reference into this prospectus supplement and the accompanying prospectus shall be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement and the accompanying prospectus or in any other subsequently filed document which is also incorporated in this prospectus supplement and the accompanying prospectus modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement and the accompanying prospectus.

You may request a copy of these documents, orally or in writing, which will be provided to you at no cost by contacting:

CEL-SCI Corporation
8229 Boone Blvd., #802
Vienna, Virginia 22182
Attention: Senior Vice President of Operations
Telephone: (703) 506-9460

PROSPECTUS

CEL-SCI CORPORATION
Common Stock

CEL-SCI Corporation may offer from time to time shares of common stock, preferred stock, convertible preferred stock, rights, warrants, units consisting of one or more of these securities, as well as any of these securities issuable upon the exercise of warrants, at an initial offering price not to exceed $100,000,000, at prices and on terms to be determined at or prior to the time of sale in light of market conditions at the time of sale.

Specific terms pertaining to the securities offered by this prospectus will be set forth in one or more accompanying prospectus supplements, together with the terms of the offering and the initial price and the net proceeds to CEL-SCI from the sale.  The prospectus supplement will set forth, without limitation, the terms of the offering and sale of such securities.

CEL-SCI may sell the securities offered by this prospectus directly, through agents designated from time to time, or through underwriters or dealers. If any agents of CEL-SCI or any underwriters or dealers are involved in the sale of the securities, the names of the agents, underwriters or dealers, any applicable commissions and discounts, and the net proceeds to CEL-SCI will be set forth in the applicable prospectus supplement.

CEL-SCI may not use this prospectus to complete sales of its securities unless this prospectus is accompanied by a prospectus supplement.

The securities offered by this prospectus are speculative and involve a high degree of risk and should be purchased only by persons who can afford to lose their entire investment.  For a description of certain important factors that should be considered by prospective investors, see "Risk Factors" beginning on page 16 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or has passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

CEL-SCI's common stock is traded on the NYSE American under the symbol “CVM”.  On August 16, 2018 the closing price of CEL-SCI’s common stock on the NYSE American was $0.98.

The date of this Prospectus is ________, 2018

PROSPECTUS SUMMARY

THIS SUMMARY IS QUALIFIED BY THE OTHER INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS.

CEL-SCI is focused on finding the best way to activate the immune system to fight cancer and infectious diseases. Its lead investigational therapy Multikine® (Leukocyte Interleukin, Injection) is currently in a pivotal Phase 3 clinical trial involving head and neck cancer, for which CEL-SCI has received Orphan Drug Status from the U.S. FDA. The study was fully enrolled with 928 patients in September 2016. Currently the Company is waiting for the occurrence of 298 events (deaths) in the two main groups to determine final results. If the primary endpoint of this global study is achieved, the results will be used to support applications to regulatory agencies around the world for worldwide commercial marketing approvals as a first line cancer therapy.

CEL-SCI’s immune therapy, Multikine, is being used in a different way than immune therapy is usually used. It is given before any other therapy has been administered because that is when the immune system is thought to be strongest. It is also administered locally to treat tumors or infections. For example, in the Phase 3 clinical trial, Multikine is given locally at the site of the tumor as a first line treatment before surgery, radiation and/or chemotherapy. The goal is to help the intact immune system kill the micro metastases that usually cause recurrence of the cancer. In short, CEL-SCI believes that local administration and administration before weakening of the immune system by chemotherapy and radiation will result in higher efficacy with less or no toxicity.

CEL-SCI is also investigating a different peptide-based immunotherapy (LEAPS-H1N1-DC) as a possible treatment for H1N1 hospitalized patients and as a vaccine (CEL-2000 and CEL-4000) for Rheumatoid Arthritis (currently in preclinical testing) using its LEAPS technology platform. CEL-SCI was recently awarded a Phase 2 Small Business Innovation Research (SBIR) grant in the amount of $1.5 million from the National Institutes of Health (NIH). This grant will provide funding to allow CEL-SCI to advance its first LEAPS product candidate, CEL-4000, towards an Investigational New Drug (IND) application, by funding GMP manufacturing, IND enabling studies, and additional mechanism of action studies.

CEL-SCI was formed as a Colorado corporation in 1983. CEL-SCI’s principal office is located at 8229 Boone Boulevard, Suite 802, Vienna, VA 22182. CEL-SCI’s telephone number is 703-506-9460 and its website is www.cel-sci.com. CEL-SCI does not incorporate the information on its website into this prospectus, and you should not consider it part of this prospectus.

CEL-SCI makes its electronic filings with the Securities and Exchange Commission (SEC), including its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to these reports available on its website free of charge as soon as practicable after they are filed or furnished to the SEC.

In this prospectus, unless otherwise specified or the context requires otherwise, the terms “CEL-SCI,” the “Company,” “we,” “us” and “our” to refer to CEL-SCI Corporation. Our fiscal year ends on September 30.

CEL-SCI’S PRODUCTS

CEL-SCI is dedicated to research and development directed at improving the treatment of cancer and other diseases by using the immune system, the body’s natural defense system. CEL-SCI is currently focused on the development of the following product candidates and technologies:

1)
Multikine, an investigational immunotherapy under development for the potential treatment of certain head and neck cancers;

2)
L.E.A.P.S. (Ligand Epitope Antigen Presentation System) technology, or LEAPS, with two investigational therapies, LEAPS-H1N1-DC, a product candidate under development for the potential treatment of pandemic influenza in hospitalized patients, and CEL-2000 and CEL-4000, vaccine product candidates under development for the potential treatment of rheumatoid arthritis.

MULTIKINE

Our lead investigational therapy, Multikine, is currently being developed as a potential therapeutic agent directed at using the immune system to produce an anti-tumor immune response. Data from Phase 1 and Phase 2 clinical trials suggest that Multikine may help the immune system “see” the tumor and then attack it, enabling the body’s own anti-tumor immune response to fight the tumor. Multikine is the trademark we have registered for this investigational therapy, and this proprietary name is subject to review by the U.S. Food and Drug Administration, or FDA, in connection with our future anticipated regulatory submission for approval. Multikine has not been licensed or approved for sale, barter or exchange by the FDA or any other regulatory agency, such as the European Medicine Agency, or EMA. Neither has its safety or efficacy been established for any use.

Multikine is an immunotherapy product candidate comprised of a patented defined mixture of 14 human natural cytokines and is manufactured in a proprietary manner in our manufacturing facility. We spent over 10 years and more than $80 million developing and validating the manufacturing process for Multikine. The pro-inflammatory cytokine mixture includes interleukins, interferons, chemokines and colony-stimulating factors, which contain elements of the body’s natural mix of defenses against cancer.

Multikine is designed to be used in a different way than immune therapy is generally being used. Generally immunotherapy is given to patients who have already failed other treatments of such as surgery, radiation and/or chemotherapy and most of the time it is administered systemically. Multikine on the other hand is administered locally to treat tumors and their microenvironment before any other therapy has been administered because it is believed that is the time when the immune system is thought to be most amenable to activation against the tumor. For example, in the Phase 3 clinical trial, Multikine is injected locally at the site of the tumor and near the adjacent draining lymph nodes as a first line of treatment before surgery, radiation and/or chemotherapy because that is when the immune system is thought to be strongest. The goal is to help the intact immune system recognize and kill the tumor micro metastases that usually cause recurrence of the cancer. In short, CEL-SCI believes that the local administration and administration of Multikine and its administration before weakening of the immune system by chemotherapy and radiation will result in better anti-tumor response than if Multikine were administered as a second- or later-line therapy. In clinical studies of Multikine, administration of the investigational therapy to head and neck cancer patients has demonstrated the potential for lesser or no appreciable toxicity.

Source: Adapted from Timar et al., Journal of Clinical Oncology 23(15) May 20, 2005

The first indication CEL-SCI is pursuing for its investigational drug product candidate Multikine is an indication for the neoadjuvant therapy in patients with squamous cell carcinoma of the head and neck, or SCCHN (hereafter also referred to as advanced primary head and neck cancer).

SCCHN is a type of head and neck cancer, and CEL-SCI believes that, in the aggregate, there is a large, unmet medical need among head and neck cancer patients. CEL-SCI believes the last FDA approval of a therapy indicated for the treatment of advanced primary head and neck cancer was over 50 years ago. In the aggregate, head and neck cancer represents about 6% of the world’s cancer cases, with approximately over 650,000 patients diagnosed worldwide each year, and nearly 60,000 patients diagnosed annually in the United States. Multikine investigational immunotherapy was granted Orphan Drug designation for neoadjuvant therapy in patients with SCCHN by the FDA in the United States.

This trial is currently primarily under the management of two clinical research organizations, or CROs: ICON Inc. or ICON, and Ergomed Clinical Research Limited, or Ergomed.

The Phase 3 study was designed with the objective that, if the study endpoint, which is an improvement in overall survival of the subjects treated with the Multikine treatment regimen plus the current standard of care (SOC) as compared to subjects treated with the current SOC only, is satisfied, the study results are expected to be used to support applications that we plan to submit to regulatory agencies in order to seek commercial marketing approvals for Multikine in major markets around the world. This assessment can only be made when a certain number of deaths have occurred in these two main comparator groups of the study.

The primary endpoint for the protocol for this Phase 3 head and neck cancer study required that a 10% increase in overall survival be obtained in the Multikine group which also is administered CIZ (CIZ = low dose (non-chemotherapeutic) of cyclophosphamide, indomethacin and Zinc-multivitamins) all of which are thought to enhance Multikine activity), plus Standard of Care (Surgery + Radiotherapy or Chemoradiotherapy) arm of the study over the Control comparator (Standard of Care alone) arm. As the study was designed, the final determination of whether this endpoint had been successfully reached could only be determined when 298 events (deaths) had occurred in the combined comparator arms of the study.

Nine hundred twenty-eight (928) newly diagnosed head and neck cancer patients have been enrolled in this Phase 3 cancer study and all the patients who have completed treatment continue to be followed for protocol-specific outcomes in accordance with the Study Protocol. The last patient was enrolled in the study in September 2016. Approximately 135 patients were enrolled in the study from 2011 to 2013, about 195 were enrolled in 2014, about 340 in 2015, and about 260 in 2016. The study protocol assumed an overall survival rate of about 55% at 3 years for the SOC treatment group alone. At this point in the study the 928 patients enrolled in the study are being followed-up as required by the study protocol.

Since CEL-SCI launched its Phase 3 clinical trial for Multikine, CEL-SCI has incurred expenses of approximately $48.7 million as of March 31, 2018 on direct costs for the Phase 3 clinical trial. CEL-SCI estimates it will incur additional expenses of approximately $10.5 million for the remainder of the Phase 3 clinical trial. It should be noted that this estimate is based only on the information currently available in CEL-SCI’s contracts with the Clinical Research Organizations responsible for managing the Phase 3 clinical trial and does not include other related costs, e.g., the manufacturing of the drug. This number may be affected by the rate of death accumulation in the study, foreign currency exchange rates, and many other factors, some of which cannot be foreseen today. It is therefore possible that the cost of the Phase 3 clinical trial will be higher than currently estimated.

On August 10, 2017, we received a letter from the U.S. Food and Drug Administration (FDA) stating that the clinical hold that had been imposed on our Phase 3 cancer study with Multikine has been removed and that all clinical trial activities under this Investigational New Drug application (IND) may resume.

Ultimately, the decision as to whether CEL-SCI’s drug product candidate is safe and effective can only be made by FDA and/or by other regulatory authorities based upon an assessment of all of the data from an entire drug development program submitted as part of an application for marketing approval. As detailed elsewhere in this prospectus supplement the current Phase 3 clinical study for CEL-SCI’s investigational drug may or may not be able to be used as the pivotal study supporting a marketing application in the United States, and, if not, at least one entirely new Phase 3 pivotal study would need to be conducted to support a marketing application in the United States.

LEAPS

Our patented T-cell Modulation Process, referred to as LEAPS (Ligand Epitope Antigen Presentation System), uses “heteroconjugates” to direct the body to choose a specific immune response. LEAPS is designed to stimulate the human immune system to more effectively fight bacterial, viral and parasitic infections as well as autoimmune, allergies, transplantation rejection and cancer, when it cannot do so on its own. Administered like a vaccine, LEAPS combines T-cell binding ligands with small, disease-associated peptide antigens, and may provide a new method to treat and prevent certain diseases.

The ability to generate a specific immune response is important because many diseases are often not combated effectively due to the body’s selection of the “inappropriate” immune response. The capability to specifically reprogram an immune response may offer a more effective approach than existing vaccines and drugs in attacking an underlying disease.

On September 19, 2017, CEL-SCI announced that it has been awarded a Phase 2 Small Business Innovation Research (SBIR) grant in the amount of $1.5 million from the National Institute of Arthritis Muscoskeletal and Skin Diseases, which is part of the National Institutes of Health (NIH). This grant will provide funding to allow CEL-SCI to advance its first LEAPS product candidate, CEL-4000, towards an Investigational New Drug (IND) application, by funding GMP manufacturing, IND enabling studies, and additional mechanism of action studies. The work is being conducted at CEL-SCI’s research laboratory and Rush University Medical Center in Chicago, Illinois in the laboratories of Tibor Glant, MD, Ph.D., The Jorge O. Galante Professor of Orthopedic Surgery and Katalin Mikecz, MD, Ph.D. Professor of Orthopedic Surgery & Biochemistry. The grant was awarded based on published data described below by Dr. Glant's team in collaboration with CEL-SCI showing that the administration of a proprietary peptide using CEL-SCI's LEAPS technology prevented the development, and lessened the severity, including inflammation, of experimental proteoglycan induced arthritis (PGIA or GIA) when it was administered after the disease was induced in the animals.

In July 2014, CEL-SCI announced that it has been awarded a Phase 1 Small Business Innovation Research (SBIR) grant in the amount of $225,000 from the National Institute of Arthritis Muscoskeletal and Skin Diseases, which is part of the National Institutes of Health. The grant funded the development of CEL-SCI’s LEAPS technology as a potential treatment for rheumatoid arthritis, an autoimmune disease of the joints. The work was conducted at Rush University Medical Center in Chicago, Illinois in the laboratories of Tibor Glant, MD, Ph.D., The Jorge O. Galante Professor of Orthopedic Surgery; Katalin Mikecz, MD, Ph.D. Professor of Orthopedic Surgery & Biochemistry; and Allison Finnegan, Ph.D. Professor of Medicine.

With the support of the SBIR grant, CEL-SCI is developing two new drug candidates, CEL-2000 and CEL-4000, as potential rheumatoid arthritis therapeutic vaccines. The data from animal studies using the CEL-2000 treatment vaccine demonstrated that it could be used as an effective treatment against rheumatoid arthritis with fewer administrations than those required by other anti-rheumatoid arthritis treatments currently on the market for arthritic conditions associated with the Th17 signature cytokine TNF-a. The data for CEL-4000 indicates it could be effective against rheumatoid arthritis cases where a Th1 signature cytokine (IFN-c) is dominant. CEL-2000 and CEL-4000 have the potential to be a more disease-specific therapy, significantly less expensive, act at an earlier step in the disease process than current therapies and may be useful in patients not responding to existing rheumatoid arthritis therapies. CEL-SCI believes this represents a large unmet medical need in the rheumatoid arthritis market.

In February 2017 and November 2016, CEL-SCI announced new preclinical data that demonstrate its investigational new drug candidate CEL-4000 has the potential for use as a therapeutic vaccine to treat rheumatoid arthritis. This efficacy study was supported in part by the SBIR Phase I Grant and was conducted in collaboration with Drs. Katalin Mikecz and Tibor Glant, and their research team at Rush University Medical Center in Chicago, IL.

In March 2015, CEL-SCI and its collaborators published a review article on vaccine therapies for rheumatoid arthritis based in part on work supported by the SBIR grant. The article is entitled “Rheumatoid arthritis vaccine therapies: perspectives and lessons from therapeutic Ligand Epitope Antigen Presentation System vaccines for models of rheumatoid arthritis” and was published in Expert Rev. Vaccines 1 - 18 and can be found at http://www.ncbi.nlm.nih.gov/ pubmed/25787143.

In August 2012, Dr. Zimmerman, CEL-SCI’s Senior Vice President of Research, Cellular Immunology, gave a Keynote presentation at the OMICS 2nd International Conference on Vaccines and Vaccinations in Chicago. This presentation showed how the LEAPS peptides administered altered only select cytokines specific for each disease model, thereby improving the status of the test animals and even preventing death and morbidity. These results support the growing body of evidence that provides for its mode of action by a common format in these unrelated conditions by regulation of Th1 (e.g., IL12 and IFN-c) and their action on reducing TNF-a and other inflammatory cytokines as well as regulation of antibodies to these disease associated antigens. This was also illustrated by a schematic model showing how these pathways interact and result in the overall effect of protection and regulation of cytokines in a beneficial manner.

Using the LEAPS technology, CEL-SCI has created a potential peptide treatment for H1N1 (swine flu) hospitalized patients. This LEAPS flu treatment is designed to focus on the conserved, non-changing epitopes of the different strains of Type A Influenza viruses (H1N1, H5N1, H3N1, etc.), including “swine”, “avian or bird”, and “Spanish Influenza”, in order to minimize the chance of viral “escape by mutations” from immune recognition. Therefore one should think of this treatment not really as an H1N1 treatment, but as a potential pandemic flu treatment. CEL-SCI’s LEAPS flu treatment contains epitopes known to be associated with immune protection against influenza in animal models.

Additional work on this treatment for the pandemic flu is being pursued in collaboration with the National Institute of Allergy and Infectious Diseases (NIAID), part of the National Institutes of Health, USA. In May 2011 NIAID scientists presented data at the Keystone Conference on “Pathogenesis of Influenza: Virus-Host Interactions” in Hong Kong, China, showing the positive results of efficacy studies in mice of LEAPS H1N1 activated dendritic cells (DCs) to treat the H1N1 virus. Scientists at the NIAID found that H1N1-infected mice treated with LEAPS-H1N1 DCs showed a survival advantage over mice treated with control DCs. The work was performed in collaboration with scientists led by Kanta Subbarao, M.D., Chief of the Emerging Respiratory Diseases Section in NIAID’s Division of Intramural Research, part of the National Institutes of Health, USA.

In July 2013, CEL-SCI announced the publication of the results of influenza studies by researchers from the NIAID in the Journal of Clinical Investigation (www.jci.org/articles/view/67550). The studies described in the publication show that when CEL-SCI’s investigational J-LEAPS Influenza Virus treatments were used “in vitro” to activate DCs, these activated DCs, when injected into influenza infected mice, arrested the progression of lethal influenza virus infection in these mice. The work was performed in the laboratory of Dr. Subbarao.

Even though the various LEAPS drug candidates have not yet been given to humans, they have been tested in vitro with human cells. They have induced similar cytokine responses that were seen in these animal models, which may indicate that the LEAPS technology might translate to humans. The LEAPS candidates have demonstrated protection against lethal herpes simplex virus (HSV1) and H1N1 influenza infection, as a prophylactic or therapeutic agent in animals. They have also shown some level of efficacy in animals in two autoimmune conditions, curtailing and sometimes preventing disease progression in arthritis and myocarditis animal models. CEL-SCI’s belief is that the LEAPS technology may be a significant alternative to the vaccines currently available on the market for these diseases.

None of the LEAPS investigational products have been approved for sale, barter or exchange by the FDA or any other regulatory agency for any use to treat disease in animals or humans. The safety or efficacy of these products has not been established for any use. Lastly, no definitive conclusions can be drawn from the early-phase, preclinical-trials data involving these investigational products. Before obtaining marketing approval from the FDA in the United States, and by comparable agencies in most foreign countries, these product candidates must undergo rigorous preclinical and clinical testing which is costly and time consuming and subject to unanticipated delays. There can be no assurance that these approvals will be granted.

MANUFACTURING FACILITY

Before starting the Phase 3 clinical trial, for reasons related to regulatory considerations, CEL-SCI needed to build a dedicated manufacturing facility to produce Multikine. This facility has been completed and validated, and has produced multiple clinical lots for the Phase 3 clinical trial. The facility has also passed review by a European Union Qualified Person on several occasions.

CEL-SCI’s lease on the manufacturing facility expires on October 31, 2028. CEL-SCI completed validation of its new manufacturing facility in January 2010. The state-of-the-art facility is being used to manufacture Multikine for CEL-SCI’s Phase 3 clinical trial. In addition to using this facility to manufacture Multikine, CEL-SCI, only if the facility is not being used for Multikine, may offer the use of the facility as a service to pharmaceutical companies and others, particularly those that need to “fill and finish” their drugs in a cold environment (4 degrees Celsius, or approximately 39 degrees Fahrenheit). Fill and finish is the process of filling injectable drugs in a sterile manner and is a key part of the manufacturing process for many medicines. However, priority will always be given to Multikine as management considers the Multikine supply to the clinical studies and preparation for a final marketing approval to be more important than offering fill and finish services.

ARBITRATION

On October 31, 2013, we commenced arbitration proceedings against inVentiv Health Clinical, LLC, or inVentiv, our former clinical research organization (CRO), and now part of Syneos Health. The arbitration claim, initiated under the Commercial Rules of the American Arbitration Association, alleges (i) breach of contract, (ii) fraud in the inducement, and (iii) common law fraud. On June 25, 2018, the arbitrator ruled that inVentiv materially breached its contract with CEL-SCI and denied inVentiv all but one of its counterclaims ($429,649 for certain unpaid invoices) against CEL-SCI. He awarded CEL-SCI $2,917,834 in damages. This is a final and binding decision and to CEL-SCI’s knowledge, marks the first ever decision in favor of a pharmaceutical/biomedical company against a CRO for breach of contract. However, pursuant to the terms of an agreement with an affiliate of Lake Whillans Litigation Finance, LLC, a firm that produced partial funding for the legal expenses incurred by us in the arbitration proceedings, all amounts received from inVentiv by virtue of the arbitration award will be paid to Lake Whillans Litigation Finance.

The arbitration and its findings are subject to certain confidentiality requirements and CEL-SCI is able to disclose only certain information at this time. Most importantly, the arbitrator concluded as follows:

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The arbitrator found that inVentiv materially breached its contract with CEL-SCI;

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The arbitrator found that inVentiv knowingly misled CEL-SCI with respect to “enrollment projections,” which, in the arbitrator’s opinion, was “fraudulent,” but the arbitrator denied CEL-SCI’s fraud claim as a result of certain legal “roadblocks”;

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The arbitrator assessed inVentiv for the entirety of the arbitrator’s fees for the arbitration as a result of inVentiv’s “scorched earth litigation tactics”; and

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The arbitrator denied all but one of inVentiv’s counterclaims against CEL-SCI.

THE OFFERING

Securities Offered:

CEL-SCI may offer from time to time shares of common stock, preferred stock, convertible preferred stock rights, warrants, units consisting of one or more of the foregoing securities, as well as any of these securities issuable upon the exercise of the warrants, at an initial offering price not to exceed $100,000,000, at prices and on terms to be determined at or prior to the time of sale in light of market conditions at the time of sale.  CEL-SCI may not use this prospectus to complete sales of its securities unless this prospectus is accompanied by a prospectus supplement.  See the “Plan of Distribution” section of this prospectus for additional information concerning the manner in which CEL-SCI’s securities may be offered.

Common Stock Outstanding:
As of August 17, 2018 CEL-SCI had 24,021,058 outstanding shares of common stock.  The number of outstanding shares does not give effect to shares which may be issued upon the exercise and/or conversion of options, warrants or other convertible securities.  See "Comparative Share Data" for more information.

Risk Factors:
The purchase of the securities offered by this prospectus involves a high degree of risk.  Risk factors include the lack of revenues and history of loss, need for additional capital and need for FDA approval.  See the “Risk Factors" section of this prospectus for additional Risk Factors.

Common Stock NYSE American symbol:	CVM

FORWARD LOOKING STATEMENTS

This prospectus and the documents that are incorporated or deemed to be incorporated by reference into this prospectus, contain or incorporate by reference “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can generally identify these forward-looking statements by forward-looking words such as “anticipates,” “believes,” “expects,” “intends,” “future,” “could,” “estimates,” “plans,” “would,” “should,” “potential,” “continues” and similar words or expressions (as well as other words or expressions referencing future events, conditions or circumstances). These forward-looking statements involve risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, including, but not limited to:

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the progress and timing of, and the amount of expenses associated with, our research, development and commercialization activities for our product candidates, including Multikine;

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our expectations regarding the timing, costs and outcome of any pending or future litigation matters, lawsuits or arbitration proceedings, including but not limited to the pending arbitration proceeding we initiated against our former clinical research organization, or CRO;

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the success of our clinical studies for our product candidates;

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our ability to obtain U.S. and foreign regulatory approval for our product candidates and the ability of our product candidates to meet existing or future regulatory standards;

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our expectations regarding federal, state and foreign regulatory requirements;

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the therapeutic benefits and effectiveness of our product candidates;

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the safety profile and related adverse events of our product candidates;

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our ability to manufacture sufficient amounts of Multikine or our other product candidates for use in our clinical studies or, if approved, for commercialization activities following such regulatory approvals;

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our plans with respect to collaborations and licenses related to the development, manufacture or sale of our product candidates;

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our expectations as to future financial performance, expense levels and liquidity sources;

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our ability to compete with other companies that are or may be developing or selling products that are competitive with our product candidates;

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anticipated trends and challenges in our potential markets;

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our ability to attract, retain and motivate key personnel;

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our ability to continue as a going concern; and

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our liquidity.

All forward-looking statements contained herein are expressly qualified in their entirety by this cautionary statement, the risk factors set forth under the heading “Risk Factors” and elsewhere in this prospectus and in the documents incorporated or deemed to be incorporated by reference into this prospectus. The forward-looking statements contained in this prospectus and any document incorporated or deemed to be incorporated by reference in this prospectus, speak only as of their respective dates.  Except to the extent required by applicable laws and regulations, we undertake no obligation to update these forward-looking statements to reflect new information, events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. In light of these risks and uncertainties, the forward-looking events and circumstances described in this prospectus and the documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus may not occur and actual results could differ materially from those anticipated or implied in such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements.

RISK FACTORS

Investors should be aware that this offering involves the risks described below, which could adversely affect the price of CEL-SCI’s common stock.  In addition to the other information contained in this prospectus, the following factors should be considered carefully in evaluating an investment in the securities offered by this prospectus.  The risks and uncertainties we described are not the only ones facing us.  Additional risks not presently known to us, or that we currently deem immaterial, may also impair our business operations.  If any of these risks were to occur, our business, financial condition, result of operations and liquidity would likely suffer.  In that event, the trading price of our common stock would decline, and you could lose all or part of your investment.  Some statements in this Prospectus, including statements in the following risk factors, constitute forward-looking statements. See “Forward-Looking Statements.”

Risks Related to CEL-SCI

CEL-SCI has identified material weaknesses in its internal control over financial reporting which could, if not remediated, result in material misstatements in CEL-SCI’s financial statements.

CEL-SCI’s management is responsible for establishing and maintaining adequate internal control over its financial reporting, as defined in Rule 13a-15(f) under the Exchange Act. CEL-SCI’s management identified material weaknesses in the internal control over financial reporting as of September 30, 2016. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of CEL-SCI’s annual or interim financial statements will not be prevented or detected on a timely basis.

CEL-SCI discovered an error in the way it accounted for the lease for its manufacturing facility. The accounting error was determined to be a material weakness in CEL-SCI’s internal control over financial reporting as of September 30, 2016 relating to CEL-SCI’s financial close process for non-routine transactions including the accounting for leases and the assessment of impairment of long-lived assets. The errors were identified during the course of the preparation of its financial statements and other financial data for its fiscal year ended September 30, 2017, as well as its assessment of its disclosure controls and procedures and internal control over financial reporting as of that date. This resulted in CEL-SCI filing an amended 10-K/A for the year ended September 30, 2016, that disclosed these material weaknesses and the impact of the restatement to the previously issued financial statements. These material weaknesses continue to exist at September 30, 2017 and CEL-SCI is in the process of remediating these material weaknesses.

If the remedial measures CEL-SCI has begun implementing that are designed to address these material weaknesses are insufficient to address these material weaknesses, or if additional material weaknesses or significant deficiencies in CEL-SCI’s internal control are discovered or occur in the future, the financial statements may contain material misstatements and CEL-SCI could be required to restate its financial results.

We have incurred significant losses since inception, and we anticipate that we will continue to incur significant losses for the foreseeable future and may never achieve or maintain profitability.

We have a history of net losses, expect to incur substantial losses and have negative operating cash flow for the foreseeable future, and may never achieve or maintain profitability. Since the date of our formation and through June 30, 2018, we incurred net losses of approximately $317 million. We have relied principally upon the proceeds from the public and private sales of our securities to finance our activities to date. To date, we have not commercialized any products or generated any revenue from the sale of products, and we do not expect to generate any product revenue for the foreseeable future. We do not know whether or when we will generate product revenue or become profitable.

We are heavily dependent on the success of Multikine which is under clinical development. We cannot be certain that Multikine will receive regulatory approval or be successfully commercialized even if we receive regulatory approval Multikine is our only product candidate in late-stage clinical development, and our business currently depends heavily on its successful development, regulatory approval and commercialization. We have no drug products for sale currently and may never be able to develop approved and marketable drug products.

Even if we succeed in developing and commercializing one or more of our product candidates, we expect to continue to incur significant operating and capital expenditures as we:

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continue to undertake preclinical development and clinical trials for product candidates;

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seek regulatory approvals for product candidates; and

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implement additional internal systems and infrastructure.

To become and remain profitable, we must succeed in developing and commercializing our product candidates, which must generate significant revenue. This will require us to be successful in a range of challenging activities, including completing preclinical testing and clinical trials of our product candidates, discovering or acquiring additional product candidates, obtaining regulatory approval for these product candidates and manufacturing, marketing and selling any products for which we may obtain regulatory approval. We are only in the preliminary stages of most of these activities. We may never succeed in these activities and, even if we do, may never generate revenue that is significant enough to achieve profitability.

Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable could depress the value of our company and could impair our ability to raise capital, expand our business, maintain our research and development efforts, diversify our product offerings or even continue our operations. A decline in the value of our company could cause our stockholders to lose all or part of their investment.

Our Independent Registered Public Accountants have included in their report on our financial statements a paragraph stating that we may be unable to continue as a going concern.

As a result of our recurring losses from operations, our independent registered public accounting firm, BDO USA, LLP, has issued a report in connection with their audit of our financial statements for the year ended September 30, 2017, that included an explanatory paragraph referring to our recurring losses from operations and expressing substantial doubt in our ability to continue as a going concern without additional capital becoming available. The doubt about our ability to continue as a going concern could have an adverse impact on our ability to execute our business plan, result in the reluctance on the part of certain suppliers to do business with us, or adversely affect our ability to raise additional debt or equity capital.

We will require substantial additional capital to remain in operation. A failure to obtain this necessary capital when needed could force us to delay, limit, reduce or terminate our product candidates’ development or commercialization efforts.

As of June 30, 2018, we had cash and cash equivalents of approximately $2.3 million. We raised approximately $5 million subsequent to June 30, 2018. We believe that we will continue to expend substantial resources for the foreseeable future developing Multikine, LEAPS and any other product candidates or technologies that we may develop or acquire. These expenditures will include costs associated with research and development, potentially obtaining regulatory approvals and having our products manufactured, as well as marketing and selling products approved for sale, if any. In addition, other unanticipated costs may arise. Because the outcome of our current and anticipated clinical trials is highly uncertain, we cannot reasonably estimate the actual amounts necessary to successfully complete the development and commercialization of our product candidates.

Our future capital requirements depend on many factors, including:

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the rate of progress of, results of and cost of completing Phase 3 clinical development of Multikine for the treatment of certain head and neck cancers;

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the results of our applications to and meetings with the FDA, the EMA and other regulatory authorities and the consequential effect on our operating costs;

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assuming favorable Phase 3 clinical results, the cost, timing and outcome of our efforts to obtain marketing approval for Multikine in the United States, Europe and in other jurisdictions, including the preparation and filing of regulatory submissions for Multikine with the FDA, the EMA and other regulatory authorities;

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the scope, progress, results and costs of additional preclinical, clinical, or other studies for additional indications for Multikine, LEAPS and other product candidates and technologies that we may develop or acquire;

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the timing of, and the costs involved in, obtaining regulatory approvals for LEAPS if clinical studies are successful;

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the cost and timing of future commercialization activities for our products, if any of our product candidates are approved for marketing, including product manufacturing, marketing, sales and distribution costs;

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the revenue, if any, received from commercial sales of our product candidates for which we receive marketing approval;

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the cost of having our product candidates manufactured for clinical trials and in preparation for commercialization;

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our ability to establish and maintain strategic collaborations, licensing or other arrangements and the financial terms of such agreements;

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the costs involved in preparing, filing and prosecuting patent applications and maintaining, defending and enforcing our intellectual property rights, including litigation costs, and the outcome of such litigation; and

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the extent to which we acquire or in-license other products or technologies.

Based on our current operating plan, and absent any future financings or strategic partnerships, we believe that our existing cash and cash equivalents and investments will be sufficient to fund our projected operating expenses and capital expenditure requirements into the first quarter of 2019. However, our operating plan may change as a result of many factors currently unknown to us, and we may need additional funds sooner than planned. Additional funds may not be available when we need them on terms that are acceptable to us, or at all. If adequate funds are not available to us on a timely basis, we may be required to delay, limit, reduce or terminate preclinical studies, clinical trials or other development activities for Multikine, LEAPS, or any other product candidates or technologies that we develop or acquire, or delay, limit, reduce or terminate our sales and marketing capabilities or other activities that may be necessary to commercialize our product candidates. Due to recurring losses from operations and future liquidity needs, there is substantial doubt about our ability to continue as a going concern without additional capital becoming available.  The doubt about our ability to continue as a going concern could have an adverse impact on our ability to execute our business plan, result in the reluctance on the part of certain suppliers to do business with us, or adversely affect our ability to raise additional debt or equity capital.

The costs of our product candidate development and clinical trials are difficult to estimate and will be very high for many years, preventing us from making a profit for the foreseeable future, if ever.

Clinical and other studies necessary to obtain approval of a new drug can be time consuming and costly, especially in the United States, but also in foreign countries. Our estimates of the costs associated with future clinical trials and research may be substantially lower than what we actually experience. It is impossible to predict what we will face in the development of a product candidate, such as Multikine. The purpose of clinical trials is to provide both us and regulatory authorities with safety and efficacy data in humans. It is relatively common to revise a trial or add subjects to a trial in progress. The difficult and often complex steps necessary to obtain regulatory approval, especially that of the FDA, and the EMA, involve significant costs and may require several years to complete. We expect that we will need substantial additional financing over an extended period of time in order to fund the costs of future clinical trials, related research, and general and administrative expenses.

The extent of our clinical trials and research programs are primarily based upon the amount of capital available to us and the extent to which we receive regulatory approvals for clinical trials. We have established estimates of the future costs of the Phase 3 clinical trial for Multikine, but, as explained above, that estimate may not prove correct.

An adverse determination in any future legal proceedings could have a material adverse effect on us.

We may be the target of claims asserting violations of securities fraud and derivative actions, or other litigation or arbitration proceedings in the future. Any future litigation could result in substantial costs and divert management’s attention and resources. These legal proceedings may result in large judgments or settlements against us, any of which could have a material adverse effect on our business, operating results, financial condition and liquidity.

Compliance with changing regulations concerning corporate governance and public disclosure may result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure may create uncertainty regarding compliance matters. New or changed laws, regulations and standards are subject to varying interpretations in many cases. As a result, their application in practice may evolve over time. We are committed to maintaining high standards of corporate governance and public disclosure. Complying with evolving interpretations of new or changing legal requirements may cause us to incur higher costs as we revise current practices, policies and procedures, and may divert management time and attention from potential revenue-generating activities to compliance matters. If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, our reputation may also be harmed. Further, our board members, chief executive officer, and other executive officers could face an increased risk of personal liability in connection with the performance of their duties. As a result, we may have difficulty attracting and retaining qualified board members and executive officers which could harm our business.

We have not established a definite plan for the marketing of Multikine, if approved.

We have not established a definitive plan for marketing nor have we established a price structure for any of our product candidates, if approved. However, we intend, if we are in a position to do so, to sell Multikine ourselves in certain markets where it is approved, and or to enter into written marketing agreements with various third parties with established sales forces in such markets. The sales forces in turn would, we believe, focus on selling Multikine to targeted cancer centers, physicians and clinics involved in the treatment of head and neck cancer. We have already licensed future sales of Multikine, if approved, to three companies: Teva Pharmaceutical Industries Ltd. in Israel, Turkey, Serbia and Croatia; Orient Europharma Co., Ltd. in Taiwan, Singapore, Hong Kong, Malaysia, South Korea, the Philippines, Australia and New Zealand; and Byron BioPharma, LLC in South Africa. We believe that these companies will have the resources to market Multikine appropriately in their respective territories, if approved, but there is no guarantee that they will. There is no assurance that we will be able to find qualified third-party partners to market our product in other areas, on terms that are favorable to us, or at all.

We may encounter problems, delays and additional expenses in developing marketing plans with third parties. In addition, even if Multikine, if approved, is cost-effective and demonstrated to increase overall patient survival, we may experience other limitations involving the proposed sale of Multikine, such as uncertainty of third-party coverage and reimbursement. There is no assurance that we can successfully market Multikine, if approved, or any other product candidates we may develop.

We hope to expand our clinical development capabilities in the future, and any difficulties hiring or retaining key personnel or managing this growth could disrupt our operations.

We are highly dependent on the principal members of our management and development staff. If the Phase 3 Multikine clinical trial is successful, we expect to expand our clinical development and manufacturing capabilities, which will involve hiring additional employees. Future growth will require us to continue to implement and improve our managerial, operational and financial systems and to continue to retain, recruit and train additional qualified personnel, which may impose a strain on our administrative and operational infrastructure. The competition for qualified personnel in the biopharmaceutical field is intense. We are highly dependent on our ability to attract, retain and motivate highly qualified management and specialized personnel required for clinical development. Due to our limited resources, we may not be able to manage effectively the expansion of our operations or recruit and train additional qualified personnel. If we are unable to retain key personnel or manage our future growth effectively, we may not be able to implement our business plan.

If product liability or patient injury lawsuits are brought against us, we may incur substantial liabilities and may be required to limit clinical testing or future commercialization of Multikine or our other product candidates.

We face an inherent risk of product liability as a result of the clinical testing of Multikine and other product candidates, and will face an even greater risk if we commercialize any of our product candidates. For example, we may be sued if our Multikine or LEAPS product candidates, or any other future product candidates, allegedly cause injury or are found to be otherwise unsuitable during clinical testing, manufacturing or, if approved, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product candidate, negligence, strict liability and a breach of warranties. Claims could also be asserted under state consumer protection acts.

Furthermore, Multikine is made, in part, from components of human blood. There are inherent risks associated with products that involve human blood such as possible contamination with viruses, including hepatitis or HIV. Any possible contamination could cause injuries to patients who receive contaminated Multikine, or could require us to destroy batches of Multikine, thereby subjecting us to possible financial losses, lawsuits and harm to our business.

If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit or cease the clinical testing or commercialization of our product candidates, if approved. Even a successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

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decreased demand for Multikine or our other product candidates, if approved;

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injury to our reputation;

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withdrawal of existing, or failure to enroll additional, clinical trial participants;

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costs to defend any related litigation;

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a diversion of management’s time and our resources;

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substantial monetary awards to trial participants or patients;

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product candidate recalls, withdrawals or labeling, marketing or promotional restrictions;

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loss of revenue;

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inability to commercialize Multikine or our other product candidates; and

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a decline in the price of our common stock.

Although we have product liability insurance for Multikine in the amount of $10.0 million, the successful prosecution of a product liability case against us could have a materially adverse effect upon our business if the amount of any judgment exceeds our insurance coverage. Any claim that may be brought against us could result in a court judgment or settlement in an amount that is not covered, in whole or in part, by our insurance or that is in excess of the limits of our insurance coverage. Our insurance policies also have various exclusions, and we may be subject to a claim for which we have no coverage. We may have to pay any amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient capital to pay such amounts. We commenced the Phase 3 clinical trial for Multikine in December 2010. Although no claims have been brought to date, participants in our clinical trials could bring civil actions against us for any unanticipated harmful effects allegedly arising from the use of Multikine or any other product candidate that we may attempt to develop.

Our commercial success depends, in part, upon attaining significant market acceptance of our product candidates, if approved, among physicians, patients, healthcare payors and major operators of cancer clinics.

Even if we obtain regulatory approval for our product candidates, any resulting product may not gain market acceptance among physicians, healthcare payors, patients and the medical community, which are critical to commercial success. Market acceptance of any product candidate for which we receive approval depends on a number of factors, including:

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the efficacy and safety as demonstrated in clinical trials;

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the timing of market introduction of such product candidate as well as competitive products;

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the clinical indications for which the drug is approved;

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the approval, availability, market acceptance and reimbursement for the companion diagnostic;

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acceptance by physicians, major operators of cancer clinics and patients of the drug as a safe and effective treatment;

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the potential and perceived advantages of such product candidate over alternative treatments, especially with respect to patient subsets that are targeted with such product candidate;

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the safety of such product candidate seen in a broader patient group, including its use outside the approved indications;

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the cost of treatment in relation to alternative treatments;

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the availability of adequate reimbursement and pricing by third-party payors and government authorities;

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relative convenience and ease of administration;

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the prevalence and severity of adverse side effects; and

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the effectiveness of our sales and marketing efforts.

If our product candidates are approved but fail to achieve an adequate level of acceptance by physicians, healthcare payors and patients, we will not be able to generate significant revenues, and we may not become or remain profitable.

Risks Related to Government Approvals

Our product candidates must undergo rigorous preclinical and clinical testing and regulatory approvals, which could be costly and time-consuming and subject us to unanticipated delays or prevent us from marketing any products.

Our product candidates are subject to premarket approval from the FDA in the United States, the EMA in the European Union, and by comparable agencies in most foreign countries before they can be sold. Before obtaining marketing approval, these product candidates must undergo costly and time consuming preclinical and clinical testing which could subject us to unanticipated delays and may prevent us from marketing our product candidates. There can be no assurance that such approvals will be granted on a timely basis, if at all.

Clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the clinical trial process. The results of preclinical studies and early clinical trials of our product candidates may not be predictive of the results of later-stage clinical trials. A number of companies in the biopharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier trials. Our current and future clinical trials may not be successful.

Although we are no longer treating patients and simply following the patient’s per the protocol of the Phase 3 clinical trial for Multikine, we may experience delays in our the clinical trial and we do not know whether the clinical trials need to be redesigned. Clinical trials can be delayed for a variety of reasons, including delays related to:

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the availability of financial resources needed to commence and complete our planned trials;

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obtaining regulatory approval to commence a trial;

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reaching agreement on acceptable terms with prospective contract research organizations, or CROs, and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

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obtaining Institutional Review Board, or IRB, approval at each clinical trial site;

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recruiting suitable patients to participate in a trial;

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having patients complete a trial or return for post-treatment follow-up;

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clinical trial sites deviating from trial protocol or dropping out of a trial;

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adding new clinical trial sites; or

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manufacturing sufficient quantities of our product candidate for use in clinical trials.

Patient enrollment, a significant factor in the timing of clinical trials, is affected by many factors including the competence of the CRO running the study, size and nature of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the trial, the design of the clinical trial, competing clinical trials and clinicians' and patients' perceptions as to the potential advantages of the drug being studied in relation to other available therapies, including any new drugs that may be approved for the indications we are investigating. Furthermore, we rely on CROs and clinical trial sites to ensure the proper and timely conduct of our clinical trials and while we have agreements governing their committed activities, we have limited influence over their actual performance.

On August 10, 2017 we received a letter from the U.S. Food and Drug Administration (FDA) stating that the clinical hold that had been imposed on our Phase 3 cancer study with Multikine has been removed and that all clinical trial activities under this Investigational New Drug application (IND) may resume.

It remains possible that the regulatory authorities could determine that one Phase 3 study is not sufficient to support a marketing application in the United States. Under this circumstance, at least one entirely new Phase 3 clinical trial would need to be conducted to support a marketing application in the United States. If there is a need to conduct an additional Phase 3 clinical trial, any such requirement would have significant and severe material consequences for us and could impact our ability to continue as a going concern.

We could also encounter significant delays and/or need to terminate a development program for a product candidate if physicians encounter unresolved ethical issues associated with enrolling patients in clinical trials of our product candidates in addition to existing treatments that have established safety and efficacy profiles. Further, a clinical trial may be suspended or terminated by us, one or more of the IRBs for the institutions in which such trials are being conducted, by us upon a final recommendation by the Independent Data Monitoring Committee, or IDMC, with which we agree for such trial, or by FDA or other regulatory authorities, due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, as a result of inspection of the clinical trial operations or trial site(s) by FDA or other regulatory authorities, the imposition of a clinical hold or partial clinical hold , unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a product candidate, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. The occurrence of any one or more of these events would have significant and severe material consequences for us and could impact our ability to continue as a going concern.

If we experience termination of, or delays in the completion of, any clinical trial of our product candidates, the commercial prospects for our product candidates will be harmed, and our ability to generate product revenues will be delayed. In addition, any delays in completing our clinical trials will increase our costs, slow our product development and approval process and jeopardize our ability to commence product sales and generate revenues. Any of these occurrences may harm our business, prospects, financial condition and results of operations significantly. Many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to a delay or the denial of regulatory approval for our product candidates.

We cannot be certain when or under what conditions we will undertake future clinical trials. A variety of issues may delay the Phase 3 clinical trial for Multikine. Early trials for our other product candidates, or the plans for later trials, may not satisfy the requirements of regulatory authorities, such as the FDA. We may fail to find subjects willing to enroll in our trials. We manufacture Multikine in our own manufacturing facility, but rely on third-party vendors to manage the trial process and other activities, and these vendors may fail to meet appropriate standards. Accordingly, the clinical trials relating to our product candidates may not be completed on schedule, the FDA or foreign regulatory agencies may order us to stop or modify our research, or these agencies may not ultimately approve any of our product candidates for commercial sale. Varying interpretations of the data obtained from pre-clinical and clinical testing could delay, limit or prevent regulatory approval of our product candidates. The data collected from our clinical trials may not be sufficient to support regulatory approval of our various product candidates, including Multikine. Our failure to adequately demonstrate the safety and efficacy of any of our product candidates would delay or prevent regulatory approval of our product candidates in the United States, which could prevent us from achieving profitability. Although we had positive results in our Phase 2 trials for Multikine, those results were for a small sample set, and we will not know how Multikine will perform in a larger set of subjects until we are well into, or complete, our Phase 3 clinical trial.

The development and testing of product candidates and the process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources. Failure to comply with the applicable U.S. requirements at any time during the product development process, approval process or after approval, may subject an applicant to administrative or judicial sanctions. FDA sanctions could include, among other actions, refusal to approve pending applications, withdrawal of an approval, a clinical hold, termination of the Phase 3 study, warning letters, product recalls or withdrawals from the market, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement or civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on us.

The requirements governing the conduct of clinical trials, manufacturing and marketing of our product candidates, including Multikine, outside the United States vary from country to country. Foreign approvals may take longer to obtain than FDA approvals and can require, among other things, additional testing and different trial designs. Foreign regulatory approval processes include all of the risks associated with the FDA approval process. Some of those agencies also must approve prices for products approved for marketing. Approval of a product by the FDA or the EMA does not ensure approval of the same product by the health authorities of other countries. In addition, changes in regulatory requirements for product approval in any country during the clinical trial process and regulatory agency review of each submitted new application may cause delays or rejections.

We have only limited experience in filing and pursuing applications necessary to gain regulatory approvals. Our lack of experience may impede our ability to obtain timely approvals from regulatory agencies, if at all. We will not be able to commercialize Multikine and other product candidates until we have obtained regulatory approval. In addition, regulatory authorities may also limit the types of patients to which we or our third-party partners may market Multikine or our other product candidates. Any failure to obtain or any delay in obtaining required regulatory approvals may adversely affect our or our third-party partners’ ability to successfully market our product candidates.

Even if we obtain regulatory approval for our investigational products, we will be subject to stringent, ongoing government regulation.

If our investigational products receive regulatory approval, either in the United States or internationally, those products will be subject to limitations on the approved indicated uses for which the product may be marketed or to the conditions of approval, and may contain requirements for potentially costly post-marketing testing, including Phase 4 clinical trials, and surveillance of the safety and efficacy of the investigational products. We will continue to be subject to extensive regulatory requirements. These regulations are wide-ranging and govern, among other things:

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product design, development and manufacture;

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product application and use

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adverse drug experience;

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product advertising and promotion;

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product manufacturing, including good manufacturing practices

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record keeping requirements;

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registration and listing of our establishments and products with the FDA, EMA and other state and national agencies;

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product storage and shipping;

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drug sampling and distribution requirements;

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electronic record and signature requirements; and

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labeling changes or modifications.

We and any of our third-party manufacturers or suppliers must continually adhere to federal regulations setting forth requirements, known as current, Good Manufacturing Practices, or cGMPs, and their foreign equivalents, which are enforced by the FDA, the EMA and other national regulatory bodies through their facilities inspection programs. If our facilities, or the facilities of our contract manufacturers or suppliers, cannot pass a pre3-approval plant inspection or fail such inspections in the future, the FDA, EMA or other national regulators will not approve our marketing applications for our product candidates, or may withdraw any prior approval. In complying with cGMP and foreign regulatory requirements, we and any of our potential third-party manufacturers or suppliers will be obligated to expend time, money and effort in production, record-keeping and quality control to ensure that our product candidates meet applicable specifications and other requirements.

If we do not comply with regulatory requirements at any stage, whether before or after marketing approval is obtained, we may be subject to, among other things, license suspension or revocation, criminal prosecution, seizure, injunction, fines, be forced to remove a product from the market or experience other adverse consequences, including restrictions or delays in obtaining regulatory marketing approval for such products or for other product candidates for which we seek approval. This could materially harm our financial results, reputation and stock price. Additionally, we may not be able to obtain the labeling claims necessary or desirable for product promotion. If we or other parties identify adverse effects after any of our products are on the market, or if manufacturing problems occur, regulatory approval may be suspended or withdrawn. We may be required to reformulate our products, conduct additional clinical trials, make changes in product labeling or indications of use, or submit additional marketing applications to support any changes. If we encounter any of the foregoing problems, our business and results of operations will be harmed and the market price of our common stock may decline.

The FDA and other governmental authorities’ policies may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained, which would adversely affect our business, prospects and ability to achieve or sustain profitability. We cannot predict the extent of adverse government regulations which might arise from future legislative or administrative action. Without government approval, we will be unable to sell any of our product candidates.

Our product candidates may cause undesirable side effects or have other properties that could delay or prevent their regulatory approval, limit the commercial profile of an approved label, or result in significant negative consequences following marketing approval, if any.

Undesirable side effects caused by our product candidates could cause us or regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or other comparable foreign authorities. Results of our clinical trials could reveal a high and unacceptable severity and/or prevalence of these or other side effects. In such an event, our trials could be suspended or terminated and the FDA or comparable foreign regulatory authorities could order us to cease further development of, or deny approval of, our product candidates for any or all targeted indications. The drug-related side effects could affect patient recruitment or the ability of enrolled patients to complete the trial or result in potential product liability claims. Any of these occurrences may harm our business, financial condition and prospects significantly.

Additionally if one or more of our product candidates receives marketing approval, and we or others later identify undesirable side effects caused by such products, a number of potentially significant negative consequences could result, including:

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regulatory authorities may withdraw approvals of such product;

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regulatory authorities may require additional warnings on the label;

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we may be required to create a medication guide outlining the risks of such side effects for distribution to patients;

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we could be sued and held liable for harm caused to patients; and

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our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of the particular product candidate, if approved, and could significantly harm our business, results of operations and prospects.

We rely on third parties to conduct our preclinical and clinical trials. If these third parties do not successfully carry out their contractual duties and meet regulatory requirements, or meet expected deadlines, we may not be able to obtain regulatory approval for or commercialize our product candidates and our business could be substantially harmed.

We have relied upon and plan to continue to rely upon third-party CROs to prepare for, conduct, monitor and manage data for our preclinical and clinical programs. We rely on these parties for all aspects of the execution of our preclinical and clinical trials, and although we diligently oversee and carefully manage our CROs, we directly control only certain aspects of their activities and rely upon them to provide timely, complete, and accurate reports on their conduct of our studies. Although such third parties provide support and represent us for regulatory purposes in the context of our clinical trials, ultimately we are responsible for ensuring that each of our studies is conducted in accordance with the applicable protocol, legal, regulatory, and scientific standards, and our reliance on the CROs does not relieve us of our regulatory responsibilities. We and our CROs acting on our behalf, as well as principal investigators and trial sites, are required to comply with Good Clinical Practice, or GCP and other applicable requirements, which are implemented through regulations and guidelines enforced by the FDA, the Competent Authorities of the Member States of the European Economic Area, or EEA, and comparable foreign regulatory authorities for all of our products in clinical development. Regulatory authorities enforce these GCPs through periodic inspections of trial sponsors, principal investigators, and trial sites. If we or any of our CROs fail to comply with applicable GCPs or other applicable regulations, the clinical data generated in our clinical trials may be determined to be unreliable and we may therefore need to enroll additional subjects in our clinical trials, or the FDA, EMA or comparable foreign regulatory authorities may require us to perform an additional clinical trial or trials before approving our marketing applications. Moreover, if we or any of our CROs, principal investigators, or trial sites, fail to comply with applicable regulatory and GCP requirements, then we, our CROs, principal investigators, or trial sites may be subject to enforcement actions, such as fines, warning letters, untitled letters, clinical holds, civil or criminal penalties, and/or injunctions. We cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that any of our clinical trials comply with GCP regulations. In addition, our clinical trials must be conducted with product produced under GMP regulations. Our failure to comply with these regulations may require us to delay or repeat clinical trials, which would delay the regulatory approval process.

 If any of our relationships with our third-party CROs terminate, we may not be able to enter into arrangements with alternative CROs or to do so on commercially reasonable terms. In addition, our CROs are not our employees, and except for remedies available to us under our agreements with such CROs, we cannot control whether or not they devote sufficient time and resources to our on-going clinical, nonclinical and preclinical programs. If CROs do not successfully fulfill their regulatory obligations, carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols, regulatory requirements or for other reasons, our clinical trials may be extended, delayed or terminated, and we may not be able to obtain regulatory approval for or successfully commercialize our product candidates. As a result, our results of operations and the commercial prospects for our product candidates would be harmed, our costs could increase and our ability to generate revenues could be delayed.

Switching or adding additional CROs involves additional cost and requires management time and focus. In addition, there is a natural transition period when a new CRO commences work. As a result, delays may occur, which can materially impact our ability to meet our desired clinical development timelines. Though we diligently oversee and carefully manage our relationships with our CROs, there can be no assurance that we will not encounter similar challenges or delays in our clinical development in the future or that these delays or challenges will not have a material adverse impact on our business, financial condition and prospects.

We have obtained orphan drug designation from the FDA for Multikine for neoadjuvant, or primary, therapy in patients with squamous cell carcinoma of the head and neck, but we may be unable to maintain the benefits associated with orphan drug designation, including the potential for market exclusivity.

Under the Orphan Drug Act, the FDA may grant orphan drug designation to a drug or biologic intended to treat a rare disease or condition, which is defined as one occurring in a patient population of fewer than 200,000 in the United States, or a patient population greater than 200,000 in the United States where there is no reasonable expectation that the cost of developing the drug or biologic will be recovered from sales in the United States. In the United States, orphan drug designation entitles a party to financial incentives such as opportunities for grant funding towards clinical trial costs, tax advantages and user-fee waivers. In addition, if a product that has orphan drug designation subsequently receives the first FDA approval for the disease for which it has such designation, the product is entitled to orphan drug exclusivity, which means that the FDA may not approve any other applications, including a full Biologics License Application, or BLA, to market the same biologic for the same indication for seven years, except in limited circumstances, such as a showing of clinical superiority to the product with orphan drug exclusivity or where the manufacturer is unable to assure sufficient product quantity.

Even though we have received orphan drug designation for Multikine for the treatment of squamous cell carcinoma of the head and neck, we may not be the first to obtain marketing approval of a product for the orphan-designated indication due to the uncertainties associated with developing pharmaceutical products. In addition, exclusive marketing rights in the United States may be limited if we seek approval for an indication broader than the orphan-designated indication, or may be lost if the FDA later determines that the request for designation was materially defective or if we are unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition. Further, even if we obtain orphan drug exclusivity for a product candidate, that exclusivity may not effectively protect the product candidate from competition because different drugs with different active moieties can be approved for the same condition. Even after an orphan product is approved, the FDA can subsequently approve another drug with the same active moiety for the same condition if the FDA concludes that the later drug is safer, more effective, or makes a major contribution to patient care. Orphan drug designation neither shortens the development time or regulatory review time of a drug nor gives the drug any advantage in the regulatory review or approval process.

Our current and future relationships with healthcare professionals, principal investigators, consultants, potential customers and third-party payors in the United States and elsewhere may be subject, directly or indirectly, to applicable healthcare laws and regulations.

Healthcare providers, physicians and third-party payors in the United States and elsewhere will play a primary role in the recommendation and prescription of any drug candidates for which we obtain marketing approval. Our current and future arrangements with healthcare professionals, principal investigators, consultants, potential customers and third-party payors may expose us to broadly applicable healthcare laws, including, without limitation:

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the federal Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward, or in return for, either the referral of an individual for, or the purchase, lease, order or recommendation of, any good, facility, item or service, for which payment may be made, in whole or in part, under federal and state healthcare programs such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation. In addition, the Affordable Care Act provides that the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act;

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federal civil and criminal false claims laws, including the federal False Claims Act, which impose criminal and civil penalties, including civil whistleblower actions, against individuals or entities for, among other things, knowingly presenting, or causing to be presented, to the federal government, including the Medicare and Medicaid programs, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government;

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the civil monetary penalties statute, which imposes penalties against any person or entity who, among other things, is determined to have presented or caused to be presented a claim to a federal health program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent;

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the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which created new federal criminal statutes that prohibit knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payor (e.g., public or private), knowingly and willfully embezzling or stealing from a health care benefit program, willfully obstructing a criminal investigation of a healthcare offense and knowingly and willfully falsifying, concealing or covering up by any trick or device a material fact or making any materially false statements in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare matters. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation;

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, or HITECH, and their respective implementing regulations, which impose obligations on covered entities, including healthcare providers, health plans, and healthcare clearinghouses, as well as their respective business associates that create, receive, maintain or transmit individually identifiable health information for or on behalf of a covered entity, with respect to safeguarding the privacy, security and transmission of individually identifiable health information;

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the federal Physician Payments Sunshine Act and its implementing regulations, which imposed annual reporting requirements for certain manufacturers of drugs, devices, biologicals and medical supplies for payments and “transfers of value” provided to physicians and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members; and

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analogous state and foreign laws, such as state anti-kickback and false claims laws, which may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers; state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government or otherwise restrict payments that may be made to healthcare providers; state and foreign laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures; and state and foreign laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Efforts to ensure that our future business arrangements with third parties will comply with applicable healthcare laws and regulations may involve substantial costs. It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws. If our operations are found to be in violation of any of these laws or any other governmental regulations, we may be subject to significant civil, criminal and administrative penalties, including, without limitation, damages, fines, imprisonment, exclusion from participation in government healthcare programs, such as Medicare and Medicaid, and the curtailment or restructuring of our operations, all of which could significantly harm our business. If any of the physicians or other healthcare providers or entities with whom we expect to do business, including our current and future collaborators, are found not to be in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from participation in government healthcare programs, which could also adversely affect our business.

Failure to obtain or maintain adequate coverage and reimbursement for our product candidates, if approved, could limit our ability to market those products and decrease our ability to generate revenue.

Sales of our product candidates will depend substantially, both domestically and abroad, on the extent to which the costs of our product candidates will be paid by health maintenance, managed care, pharmacy benefit, and similar healthcare management organizations, or reimbursed by government authorities, private health insurers and other third-party payors. We anticipate that government authorities and other third-party payors will continue efforts to contain healthcare costs by limiting the coverage and reimbursement levels for new drugs. If coverage and reimbursement are not available, or are available only to limited levels, we may not be able to successfully commercialize our product candidates. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow us to establish or maintain pricing sufficient to realize a return on our investment. It is difficult to predict at this time what third-party payors will decide with respect to the coverage and reimbursement for our product candidates.

Healthcare legislative reform measures may have a material adverse effect on our business and results of operations.

In the United States, there have been and continue to be a number of legislative initiatives to contain healthcare costs that may result in more limited coverage or downward pressure on the price we may otherwise receive for our product candidates. For example, in March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or collectively, the Affordable Care Act, was passed, which substantially changes the way health care is financed by both governmental and private insurers, and significantly impacts the U.S. pharmaceutical industry. The Affordable Care Act, among other things, addressed a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected, increased the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program and extended the rebate program to individuals enrolled in Medicaid managed care organizations, established annual fees and taxes on manufacturers of certain branded prescription drugs, and established the Center for Medicare and Medicaid Innovation with broad authority to test and implement new payment models under Medicare and Medicaid, which are designed to reduce expenditures while preserving and enhancing quality of care.

In addition, other legislative changes have been proposed and adopted in the United States since the Affordable Care Act was enacted. On August 2, 2011, the Budget Control Act of 2011 among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation's automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers of 2% per fiscal year, which went into effect in April 2013 and, due to subsequent legislative amendments to the statute, will remain in effect through 2024 unless additional Congressional action is taken. On January 2, 2013, former President Obama signed into law the American Taxpayer Relief Act of 2012, which, among other things, further reduced Medicare payments to several providers, including hospitals, imaging centers and cancer treatment centers. On April 16, 2015, former President Obama signed into law the Medicare Access and CHIP Reauthorization Act of 2015, or MACRA. Among other things, MACRA creates incentives for physicians to participate in alternative payment models under Medicare that emphasize quality and value in place of the traditional, volume-based fee-for-service program. We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for our product candidates or additional pricing pressures.

Foreign governments often impose strict price controls, which may adversely affect our future profitability.

We intend to seek approval to market Multikine in both the United States and foreign jurisdictions. If we obtain approval in one or more foreign jurisdictions, we will be subject to rules and regulations in those jurisdictions relating to Multikine. In some foreign countries, particularly in the European Union, prescription drug pricing is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a drug candidate. Coverage and reimbursement decisions in one foreign jurisdiction may impact decisions in other countries. To obtain reimbursement or pricing approval in some countries, we may be required to conduct clinical trials that demonstrate our product candidate is more effective than current treatments and that compare the cost-effectiveness of Multikine to other available therapies. If reimbursement of Multikine is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, we may be unable to achieve or sustain profitability.

Risks Related to Intellectual Property

We may not be able to achieve or maintain a competitive position, and other technological developments may result in our proprietary technologies becoming uneconomical or obsolete.

We are involved in a biomedical field that is undergoing rapid and significant technological change. The pace of change continues to accelerate. The successful development of product candidates from our compounds, compositions and processes, through research financed by us, or as a result of possible third-party licensing arrangements with pharmaceutical or other companies, is not assured. We may fail to apply for patents on important technologies or product candidates in a timely fashion, or at all.

Many companies are working on drugs designed to cure or treat cancer or cure and treat viruses, such as HPV or H1N1. Many of these companies have financial, research and development, and marketing resources which are much greater than ours and are capable of providing significant long-term competition either by establishing in-house research groups or by forming collaborative ventures with other entities. In addition, smaller companies and non-profit institutions are active in research relating to cancer and infectious diseases. The future market share of Multikine or our other product candidates, if approved, will be reduced or eliminated if our competitors develop and obtain approval for products that are safer or more effective than our product candidates. Moreover, the patent positions of pharmaceutical companies are highly uncertain and involve complex legal and factual questions for which important legal principles are often evolving and remain unresolved. As a result, the validity and enforceability of patents cannot be predicted with certainty. In addition, we do not know whether:

●
we were the first to make the inventions covered by each of our issued patents and pending patent applications;

●
we were the first to file patent applications for these inventions;

●
others will independently develop similar or alternative technologies or duplicate any of our technologies;

●
any of our pending patent applications will result in issued patents;

●
any of our patents will be valid or enforceable;

●
any patents issued to us or our collaboration partners will provide us with any competitive advantages, or will be challenged by third parties;

●
we will be able to develop additional proprietary technologies that are patentable;

●
the U.S. government will exercise any of its statutory rights to our intellectual property that was developed with government funding; or

●
our business may infringe the patents or other proprietary rights of others.

Our patents might not protect our technology from competitors, in which case we may not have any advantage over competitors in selling any products that we may develop.

Our commercial success will depend in part on our ability to obtain additional patents and protect our existing patent position, as well as our ability to maintain adequate intellectual property protection for our technologies, product candidates, and any future products in the United States and other countries. If we do not adequately protect our technology, product candidates and future products, competitors may be able to use or practice them and erode or negate any competitive advantage we may have, which could harm our business and ability to achieve profitability. The laws of some foreign countries do not protect our proprietary rights to the same extent or in the same manner as U.S. laws, and we may encounter significant problems in protecting and defending our proprietary rights in these countries. We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary technologies, product candidates and any future products are covered by valid and enforceable patents or are effectively maintained as trade secrets.

Certain aspects of our technologies are covered by U.S. and foreign patents. In addition, we have a number of new patent applications pending. There is no assurance that the applications still pending or which may be filed in the future will result in the issuance of any patents. Furthermore, there is no assurance as to the breadth and degree of protection any issued patents might afford us. Disputes may arise between us and others as to the scope and validity of these or other patents. Any defense of the patents could prove costly and time consuming and there can be no assurance that we will be in a position, or will deem it advisable, to carry on such a defense. A suit for patent infringement could result in increasing costs, delaying or halting development, or even forcing us to abandon a product candidate. Other private and public concerns, including universities, may have filed applications for, may have been issued, or may obtain additional patents and other proprietary rights to technology potentially useful or necessary to us. We are not currently aware of any such patents, but the scope and validity of such patents, if any, and the cost and availability of such rights are impossible to predict.

Much of our intellectual property is protected as trade secrets or confidential know-how, not as a patent.

We consider proprietary trade secrets and/or confidential know-how and unpatented know-how to be important to our business. Much of our intellectual property pertains to our manufacturing system, certain aspects of which may not be suitable for patent filings and must be protected as trade secrets and/or confidential know-how. This type of information must be protected diligently by us to protect its disclosure to competitors, since legal protections after disclosure may be minimal or non-existent. Accordingly, much of the value of this intellectual property is dependent upon our ability to keep our trade secrets and know-how confidential.

To protect this type of information against disclosure or appropriation by competitors, our policy is to require our employees, consultants, contractors and advisors to enter into confidentiality agreements with us. However, current or former employees, consultants, contractors and advisers may unintentionally or willfully disclose our confidential information to competitors, and confidentiality agreements may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. Enforcing a claim that a third party obtained illegally, and is using, trade secrets and/or confidential know-how is expensive, time consuming and unpredictable. The enforceability of confidentiality agreements may vary from jurisdiction to jurisdiction.

In addition, in some cases a regulator considering our application for product candidate approval may require the disclosure of some or all of our proprietary information. In such a case, we must decide whether to disclose the information or forego approval in a particular country. If we are unable to market our product candidates in key countries, our opportunities and value may suffer.

Failure to obtain or maintain trade secrets and/or confidential know-how trade protection could adversely affect our competitive position. Moreover, our competitors may independently develop substantially equivalent proprietary information and may even apply for patent protection in respect of the same. If successful in obtaining such patent protection, our competitors could limit our use of such trade secrets and/or confidential know-how.

We may be subject to claims challenging the inventorship or ownership of our patents and other intellectual property.

We may also be subject to claims that former employees, collaborators or other third parties have an ownership interest in our patents or other intellectual property. We may be subject to ownership disputes in the future arising, for example, from conflicting obligations of consultants or others who are involved in developing our product candidates. Litigation may be necessary to defend against these and other claims challenging inventorship or ownership. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and employees.

Risks related to our Common Stock

You may experience future dilution as a result of future equity offerings or other equity issuances.

We expect that significant additional capital will be needed in the future to continue our planned operations. To raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock.  We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering.  The price per share at which we sell additional shares of our common stock or other securities convertible into or exchangeable for our common stock in future transactions may be higher or lower than the price per share in this offering.  To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution. If we sell common stock, convertible securities or other equity securities, your investment in our common stock will be diluted. These sales may also result in material dilution to our existing stockholders, and new investors could gain rights superior to our existing stockholders.

 Our outstanding options and warrants may adversely affect the trading price of our common stock.

As of the August 17, 2018, there were outstanding warrants and options which allow the holders to purchase 18,453,936 shares that may be issued upon the exercise of outstanding warrants, with a weighted average exercise price of $4.81 per share, and 3,072,164 shares that may be issued upon the exercise of outstanding options, with a weighted average exercise price of $7.43 per share.  The outstanding options and warrants could adversely affect our ability to obtain future financing or engage in certain mergers or other transactions, since the holders of options and warrants can be expected to exercise them at a time when we may be able to obtain additional capital through a new offering of securities on terms more favorable to us than the terms of the outstanding options and warrants.  For the life of the options and warrants, the holders have the opportunity to profit from a rise in the market price of our common stock without assuming the risk of ownership.  The issuance of shares upon the exercise of outstanding options and warrants will also dilute the ownership interests of our existing stockholders.

Our ability to utilize our net operating loss carryforwards and certain other tax attributes may be limited.

Under Section 382 of the Internal Revenue Code of 1986, as amended, if a corporation undergoes an “ownership change” (generally defined as a greater than 50% change (by value) in its equity ownership over a three-year period), the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes to offset its post-change income may be limited. As a result of our public offerings and other transactions, we may experience ownership changes in the future based on subsequent shifts in our stock ownership, some of which are outside our control. As a result, our ability to use our pre-change net operating loss carryforwards and other pre-change tax attributes to offset U.S. federal taxable income may be subject to limitations, which could result in increased tax liability to us.

Since we do not intend to pay dividends on our common stock, any potential return to investors will result only from any increases in the price of our common stock.

At the present time, we intend to use available funds to finance our operations. Accordingly, while payment of dividends rests within the discretion of our board of directors, no common stock dividends have been declared or paid by us and we have no intention of paying any common stock dividends in the foreseeable future. Additionally, any future debt financing arrangement may contain terms prohibiting or limiting the amount of dividends that may be declared or paid on our common stock. Any return to our investors will therefore be limited to appreciation in the price of our common stock, which may never occur. If our stock price does not increase, our investors are unlikely to receive any return on their investments in our common stock.

The price of our common stock has been volatile and is likely to continue to be volatile, which could result in substantial losses for our shareholders.

Our stock price has been, and is likely to continue to be, volatile. As a result of this volatility, you may not be able to sell your shares at or above its current market price. The market price for our common stock may be influenced by many factors, including:

●
actual or anticipated fluctuations in our financial condition and operating results;

●
actual or anticipated changes in our growth rate relative to our competitors;

●
competition from existing products or new products or product candidates that may emerge;

●
development of new technologies that make our technology less attractive;

●
changes in physician, hospital or healthcare provider practices that may make our product candidates less useful;

●
announcements by us, our partners or our competitors of significant acquisitions, strategic partnerships, joint ventures, collaborations or capital commitments;

●
developments or disputes concerning patent applications, issued patents or other proprietary rights;

●
the recruitment or departure of key personnel;

●
failure to meet or exceed financial estimates and projections of the investment community or that we provide to the public;

●
actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;

●
variations in our financial results or those of companies that are perceived to be similar to us;

●
changes to coverage and reimbursement levels by commercial third-party payors and government payors, including Medicare, and any announcements relating to reimbursement levels;

●
general economic, industry and market conditions; and

●
the other factors described in this “Risk Factors” section.

CEL-SCI has been advised that it is not in compliance with certain continued listing standards of the NYSE American.

On July 12, 2018, CEL-SCI received a letter from the NYSE American, its current listing exchange, which advised CEL-SCI that, based upon its quarterly report for the quarter ended March 31, 2018, CEL-SCI was noncompliant with certain continued listing standards of the NYSE American. CEL-SCI can maintain its listing by submitting a plan of compliance by August 13, 2018. This plan must advise of actions CEL-SCI has taken or will take to regain compliance with the continued listing standards by January 14, 2019. CEL-SCI submitted its plan on July 30, 2018. On August 16, 2018 the Exchange notified CEL-SCI that it accepted its plan of compliance and granted CEL-SCI until January 14, 2019 to regain compliance with the continued listing standards. Although, the NYSE American will not normally remove the securities if an issuer has a market capitalization of at least $50 million if CEL-SCI does not make sufficient progress under the plan to reestablish compliance by January 14, 2019, the staff of the exchange may initiate proceedings to delist CEL-SCI’s securities from the NYSE American. CEL-SCI may appeal a delisting determination in accordance with the rules of the exchange.

The letter from the NYSE American has no immediate effect on the listing of CEL-SCI’s securities on the exchange.

Under our amended bylaws, stockholders that initiate certain proceedings may be obligated to reimburse us and our officers and directors for all fees, costs and expenses incurred in connection with such proceedings if the claim proves unsuccessful.

On February 18, 2015, we adopted new bylaws which include a fee-shifting provision in Article X for stockholder claims. Article X provides that in the event any stockholder initiates or asserts a claim against us, or any of our officers or directors, including any derivative claim or claim purportedly filed on our behalf, and the stockholder does not obtain a judgment on the merits that substantially achieves, in substance and amount, the full remedy sought, then the stockholder will be obligated to reimburse us and any of our officers or directors named in the action, for all fees, costs and expenses of every kind and description that we or our officers or directors may incur in connection with the claim.  In adopting Article X, it is our intent that:

●
all actions, including federal securities law claims, would be subject to Article X;

●
the phrase “a judgment on the merits” means the determination by a court of competent jurisdiction on the matters submitted to the court;

●
the phrase “substantially achieves, in both substance and amount” means the plaintiffs in the action would be awarded at least 90% of the relief sought;

●
only persons who were stockholders at the time an action was brought would be subject to Article X; and

●
only the directors or officers named in the action would be allowed to recover.

The fee-shifting provision contained in Article X of our bylaws is not limited to specific types of actions, but is rather potentially applicable to the fullest extent permitted by law. Fee-shifting bylaws are relatively new and untested. The case law and potential legislative action on fee-shifting bylaws are evolving and there exists considerable uncertainty regarding the validity of, and potential judicial and legislative responses to, such bylaws. For example, it is unclear whether our ability to invoke our fee-shifting bylaw in connection with claims under the federal securities laws, including any claims related to this offering, would be pre-empted by federal law. Similarly, it is unclear how courts might apply the standard that a claiming stockholder must obtain a judgment that substantially achieves, in substance and amount, the full remedy sought. The application of our fee-shifting bylaw in connection with such claims, if any, will depend in part on future developments of the law. We cannot assure you that we will or will not invoke our fee-shifting bylaw in any particular dispute, including any claims related to this offering. In addition, given the unsettled state of the law related to fee-shifting bylaws, such as ours, we may incur significant additional costs associated with resolving disputes with respect to such bylaw, which could adversely affect our business and financial condition.

If a stockholder that brings any such claim, suit, action or proceeding is unable to obtain the required judgment, the attorneys’ fees and other litigation expenses that might be shifted to a claiming stockholder are potentially significant. This fee-shifting bylaw, therefore, may dissuade or discourage stockholders (and their attorneys) from initiating lawsuits or claims against us or our directors and officers. In addition, it may impact the fees, contingency or otherwise, required by potential plaintiffs’ attorneys to represent our stockholders or otherwise discourage plaintiffs’ attorneys from representing our stockholders at all. As a result, this bylaw may limit the ability of stockholders to affect our management and direction, particularly through litigation or the threat of litigation.

The provision of our amended bylaws requiring exclusive venue in the U.S. District Court for Delaware for certain types of lawsuits may have the effect of discouraging lawsuits against us and our directors and officers.

Article X of our amended bylaws provides that stockholder claims brought against us, or our officers or directors, including any derivative claim or claim purportedly filed on our behalf, must be brought in the U.S. District Court for the district of Delaware and that with respect to any such claim, the laws of Delaware will apply.

The exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum the stockholder finds favorable for disputes with us or our directors or officers, and may have the effect of discouraging lawsuits with respect to claims that may benefit us or our stockholders.

COMPARATIVE SHARE DATA

Number of Shares
Shares outstanding as of August 17, 2018	24,021,058

The number of shares outstanding as of August 17, 2018 excludes shares which may be issued upon the exercise of the options or warrants described below.

	Number of Shares	Reference
Shares issuable upon exercise of Series N warrants	85,339	A

	Number of Shares	Reference
Shares issuable upon exercise of options granted to CEL-SCI's officers, directors, employees, consultants and third parties	3,070,164	B
Shares issuable upon exercise of Series S warrants	327,729	C
Shares issuable upon exercise of Series V warrants	810,127	D
Shares issuable upon exercise of Series W warrants	688,930	E
Shares issuable upon exercise of Series X warrants	120,000	F
Shares issuable upon exercise of Series Y warrants	26,000	G
Shares issuable upon exercise of Series Z warrants	264,000	H
Shares issuable upon exercise of Series ZZ warrants	20,000	H
Shares issuable upon exercise of Series AA warrants	200,000	I
Shares issuable upon exercise of Series BB warrants	16,000	I
Shares issuable upon exercise of Series CC warrants	680,480	J
Shares issuable upon exercise of Series DD warrants	1,360,960	J
Shares issuable upon exercise of Series EE warrants	1,360,960	J
Shares issuable upon exercise of Series FF warrants	68,048	J
Shares issuable upon exercise of Series GG warrants	400,000	K
Shares issuable upon exercise of Series HH warrants	20,000	K
Shares issuable upon exercise of Series II warrants	600,000	L
Shares issuable upon exercise of Series JJ warrants	30,000	L
Shares issuable upon exercise of Series KK warrants	395,970	M
Shares issuable upon exercise of Series LL warrants	26,398	M
Shares issuable upon exercise of Series MM warrants	893,491	N
Shares issuable upon exercise of Series NN warrants	539,300	O
Shares issuable upon exercise of Series OO warrants	60,000	P
Shares issuable upon exercise of Series PP warrants	1,674,500	Q
Shares issuable upon exercise of Series QQ warrants	31,063	Q
Shares issuable upon exercise of Series RR warrants	583,057	R
Shares issuable upon exercise of Series SS warrants	1,013,162	S
Shares issuable upon exercise of Series TT warrants	1,875,860	T
Shares issuable upon exercise of Series UU warrants	187,562	U
Shares issuable upon exercise of Series VV warrants	3,900,000	V
Shares issuable upon exercise of Series WW warrants	195,000	V

A.
As of July 27, 2018, 85,339 Series N warrants entitle the holders to purchase one share of the Company's common stock at a price of $3.00 per share at any time prior to February 18, 2020.

B.
The options are exercisable at prices ranging from $1.59 to $415 per share. CEL-SCI may also grant options to purchase additional shares under its Incentive Stock Option and Non-Qualified Stock Option Plans.

C.
The Series S warrants may be exercised at any time on or before October 11, 2018 at a price of $31.25 per share. As of August 17, 2018, 792,940 Series S Warrants had been exercised. The remaining 327,729 Series S warrants entitle the holders to purchase one share of CEL-SCI's common stock at a price of $31.25 per share.

D.
The Series V warrants were immediately exercisable at a price of $19.75 and expire on May 28, 2020.

E.
The Series W warrants are exercisable at a price of $16.75 and expire on October 28, 2020.

F.
The Series X warrant are exercisable at a price of $9.25 per share at any time on or before January 13, 2021.

G.
The Series Y warrant are exercisable at a price of $12.00 per share at any time on or before February 15, 2019.

H
The Series Z warrants may be exercised at any time on or before November 23, 2021 at a price of $13.75 per share. The Series ZZ warrants may be exercised at any time on or before May 18, 2021 at a price of $13.75 per share.

I.
The Series AA warrants may be exercised at any time on or before February 22, 2022 at a price of $13.75 per share. The Series BB warrants may be exercised at any time on or before August 22, 2021 at a price of $13.75 per share.

J.
The Series CC warrants may be exercised at any time on or before December 8, 2021 at a price of $5.00 per share. The Series DD warrants may be exercised at any time on or before December 10, 2018 at a price of $4.50 per share. The Series EE warrants may be exercised at any time on or before December 10, 2018 at a price of $4.50 per share. The Series FF warrants may be exercised at any time on or before December 1, 2021 at a price of $3.90625 per share.

K.
The Series GG warrants may be exercised at any time on or after August 23, 2017 and on or before August 23, 2022 at a price of $3.00 per share. The Series HH warrants may be exercised at any time on or before February 16, 2022 at a price of $3.125 per share.

L.
The Series II warrants may be exercised at any time on or after September 14, 2017 and on or before September 14, 2022 at a price of $3.00 per share. The Series JJ warrants may be exercised at any time on or before March 8, 2022 at a price of $3.125 per share.

M.
The Series KK warrants may be exercised at any time on or after November 3, 2017 and on or before November 3, 2022 at a price of $3.035 per share. The Series LL warrants may be exercised at any time on or before April 30, 2022 at a price of $3.59375 per share.

N.
The Series MM warrant are exercisable at a price of $1.86 per share at any time on or before June 22, 2022.

O.
The Series NN warrant are exercisable at a price of $2.52 per share at any time on or before July 24, 2022.

P.
The Series OO warrants may be exercised at any time on or before July 31, 2022 at a price of $2.52 per share.

Q.
The Series PP warrants may be exercised at any time on before February 23, 2023 at a price of $2.30 per share. The Series QQ warrants may be exercised at any time on or before August 22, 2022 at a price of $2.50 per share.

R.
The Series RR warrants may be exercised at any time on or before October 30, 2022 at a price of $1.65 per share.

S.
The Series SS warrants may be exercised at any time on or before December 18, 2022 at a price of $2.09 per share.

T.
The Series TT warrants may be exercised at any time on or after August 6, 2018 and on or before February 5, 2023 at a price of $2.24 per share.

U.
The Series UU warrants may be exercised at any time on or after December 11, 2018 and on or before June 11, 2020 at a price of $2.80 per share.

V.
The Series VV warrants may be exercised at any time on or after January 2, 2019 and on or before January 2, 2024 at a price of $1.75 per share. The Series WW warrants may be exercised at any time on or after January 2, 2019 and on or before June 28, 2023 at a price of $1.625 per share.

MARKET FOR CEL-SCI’S COMMON STOCK

Our common stock is publicly traded on the NYSE American under the symbol “CVM”. The following table sets forth, for the periods indicated, the high and low intraday sale prices of our common stock as reported by the NYSE American.

	HIGH	LOW
	(1)	(1)
FY 2018
Fourth Quarter (through August 17, 2018)	$1.29	$0.82
Third Quarter (through June 30, 2018)	$3.66	$0.83
Second Quarter (through March 31, 2018)	$2.50	$1.30
First Quarter (through December 31, 2017)	$2.14	$1.60

FY 2017
Fourth Quarter (through September 30, 2017)	$3.69	$1.57
Third Quarter (through June 30, 2017)	$4.00	$1.50
Second Quarter (through March 31, 2017)	$4.50	$1.75
First Quarter (through December 31, 2016)	$7.75	$1.50

FY 2016
Fourth Quarter (through September 30, 2016)	$13.50	$6.00
Third Quarter (through June 30, 2016)	$15.00	$11.00
Second Quarter (through March 31, 2016)	$16.50	$9.00
First Quarter (through December 31, 2015)	$18.75	$9.00

(1)
Prices reflect a 25-for-1 reverse stock split which became effective on the NYSE American on June 15, 2017.

As of August 17, 2018, there were 24,021,058 outstanding shares of our common stock outstanding held by approximately 750 holders of record.

Holders of common stock are entitled to receive dividends as may be declared by the Board of Directors out of legally available funds and, in the event of liquidation, to share pro rata in any distribution of CEL-SCI’s assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend. CEL-SCI has not paid any dividends on its common stock and CEL-SCI does not have any current plans to pay any common stock dividends.

The provisions in CEL-SCI’s Articles of Incorporation relating to CEL-SCI’s preferred stock would allow CEL-SCI’s directors to issue preferred stock with rights to multiple votes per share and dividend rights which would have priority over any dividends paid with respect to CEL-SCI’s common stock.  The issuance of preferred stock with such rights may make more difficult the removal of management, even if such removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers if such transactions are not favored by incumbent management.

The market price of CEL-SCI’s common stock, as well as the securities of other biopharmaceutical and biotechnology companies, have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. Factors such as fluctuations in CEL-SCI’s operating results, announcements of technological innovations or new therapeutic products by CEL-SCI or its competitors, governmental regulation, developments in patent or other proprietary rights, public concern as to the safety of products developed by CEL-SCI or other biotechnology and pharmaceutical companies, and general market conditions may have a significant effect on the market price of CEL-SCI’s common stock.

PLAN OF DISTRIBUTION

CEL-SCI may sell shares of its common stock, preferred stock, convertible preferred stock, rights, or warrants, units consisting of any of the foregoing, as well as any of these securities issuable upon the exercise of warrants in and/or outside the United States:  (i) through underwriters, placement agents, or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through agents.  The applicable prospectus supplement with respect to the offered securities will set forth the name or names of any underwriters or agents, if any, the purchase price of the offered securities and the proceeds to CEL-SCI from such sale, any delayed delivery arrangements, any underwriting discounts, commissions, and other items constituting underwriters' or placement agents’ compensation, the public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any compensation paid to an underwriter or a placement agent.  The public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Notwithstanding the above, the maximum commission or discount to be received by any NASD member or independent broker-dealer will not be greater than 10% in connection with the sale of any securities offered by means of this prospectus or any related prospectus supplement, exclusive of any non-accountable expense allowance.  Any securities issued by CEL-SCI to any FINRA member or independent broker-dealer in connection with an offering of CEL-SCI’s securities will be considered underwriting compensation and may be restricted from sale, transfer, assignment, or hypothecation for a number of months following the effective date of the offering, except to officers or partners (not directors) of any underwriter or member of a selling group and/or their officers or partners.

CEL-SCI’s securities may be sold:

●
At a fixed price.

●
As the result of the exercise of warrants or rights, or the conversion of preferred shares, at fixed or varying prices, as determined by the terms of the warrants, rights or convertible securities.

●
At varying prices in at the market offerings.

●
In privately negotiated transactions, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.  The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters.  The underwriter or underwriters with respect to a particular underwritten offering of securities will be named in the prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such prospectus supplement.  Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent and the underwriters may be obligated to purchase all the offered securities if any are purchased.

If dealers are utilized in the sale of offered securities in respect of which the prospectus supplement is delivered, CEL-SCI will sell the offered securities to the dealers as principals.  The dealers may then resell the offered securities to the public at varying prices to be determined by the dealers at the time of resale.  The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to the securities sold to the dealers.

If an agent is used in an offering, the agent will be named, and the terms of the agency will be set forth, in the prospectus supplement.  Unless otherwise indicated in the prospectus supplement, an agent will act on a best efforts basis for the period of its appointment.

The securities may be sold directly by CEL-SCI to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resale of the securities purchased by the institutional investors.  The terms of any of the sales, including the terms of any bidding or auction process, will be described in the applicable prospectus supplement.

CEL-SCI may permit agents or underwriters to solicit offers to purchase its securities at the public offering price set forth in a prospectus supplement pursuant to a delayed delivery arrangement providing for payment and delivery on the date stated in the prospectus supplement.  Any delayed delivery contract will contain definite fixed price and quantity terms.  The obligations of any purchaser pursuant to a delayed delivery contract will not be subject to any market outs or other conditions other than the condition that the delayed delivery contract will not violate applicable law.  In the event the securities underlying the delayed delivery contract are sold to underwriters at the time of performance of the delayed delivery contract, those securities will be sold to those underwriters.  Each delayed delivery contract shall be subject to CEL-SCI’s approval.  CEL-SCI will pay the commission indicated in the prospectus supplement to underwriters or agents soliciting purchases of securities pursuant to delayed delivery arrangements accepted by CEL-SCI.

Notwithstanding the above, while prospectus supplements may provide specific offering terms, or add to or update information contained in this prospectus, any fundamental changes to the offering terms will be made by means of a post-effective amendment.

Agents, dealers and underwriters may be entitled under agreements entered into with CEL-SCI to indemnification from CEL-SCI against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by such agents, dealers or underwriters.

DESCRIPTION OF SECURITIES

Common Stock

CEL-SCI is authorized to issue 600,000,000 shares of common stock, (the "common stock").  Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders.  Cumulative voting is not allowed; hence, the holders of a majority of the outstanding common stock can elect all directors.

Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of liquidation, to share pro rata in any distribution of CEL-SCI's assets after payment of liabilities.  The board is not obligated to declare a dividend.  It is not anticipated that dividends will be paid in the foreseeable future.

Holders of common stock do not have preemptive rights to subscribe to additional shares if issued by CEL-SCI.  There is no conversion, redemption, sinking fund or similar provision regarding the common stock.  All of the outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

CEL-SCI is authorized to issue up to 200,000 shares of preferred stock.  CEL-SCI's Articles of Incorporation provide that the Board of Directors has the authority to divide the preferred stock into series and, within the limitations provided by Colorado statute, to fix by resolution the voting power, designations, preferences, and relative participation, special rights, and the qualifications, limitations or restrictions of the shares of any series so established.  As the Board of Directors has authority to establish the terms of, and to issue, the preferred stock without shareholder approval, the preferred stock could be issued to defend against any attempted takeover of CEL-SCI.  As of July 27, 2018, no shares of preferred stock were outstanding.

Rights Agreement

In November 2007, we declared a dividend of one Series A Right and one Series B Right, or collectively the Rights, for each share of our common stock which was outstanding on November 9, 2007. When the Rights become exercisable, each Series A Right will entitle the registered holder, subject to the terms of a Rights Agreement, to purchase from us one share of our common stock at a price equal to 20% of the market price of our common stock on the exercise date, although the price may be adjusted pursuant to the terms of the Rights Agreement. If after a person or group of affiliated persons has acquired 15% or more of our common stock or following the commencement of a tender offer for 15% or more of our outstanding common stock (i) we are acquired in a merger or other business combination and we are not the surviving corporation, (ii) any person consolidates or merges with us and all or part of our common shares are converted or exchanged for securities, cash or property of any other person, or (iii) 50% or more of our consolidated assets or earning power are sold, proper provision will be made so that each holder of a Series B Right will thereafter have the right to receive, upon payment of the exercise price of $100 (subject to adjustment), that number of shares of common stock of the acquiring company which at the time of such transaction has a market value that is twice the exercise price of the Series B Right.

The description and terms of the Rights are set forth in a Rights Agreement between the Company and Computershare Trust Company, N.A., as Rights Agent.

Distribution of Rights

Initially, stockholders will not receive separate certificates for the Rights as the Rights will be represented by outstanding common stock certificates. Until the exercise date, the Rights cannot be bought, sold or otherwise traded separately from the common stock. Certificates for common stock carry a notation that indicates that Rights are attached to the common stock and incorporate the terms of the Rights Agreement.

Separate certificates representing the Rights will be distributed as soon as practicable after the earliest to occur of:

●
15 business days following a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of our outstanding common stock, or

●
15 business days (or such later date as may be determined by action of our board of directors prior to such time as any person or group of affiliated persons has acquired 15% or more of our common stock) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of our outstanding common stock.

The earlier of such dates described above is called the “distribution date.”

Until the distribution date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for common stock outstanding as of the record date, even without such notation, will also constitute the transfer of the Rights associated with the common stock represented by such certificate. As soon as practicable following the distribution date, separate certificates evidencing the Rights will be mailed to holders of record of the common stock as of the close of business on the distribution date and such separate right certificates alone will evidence the Rights.

Exercise and Expiration

The holders of the Rights are not required to take any action until the Rights become exercisable. The Rights are not exercisable until the distribution date. Holders of the Rights will be notified by us that the Rights have become exercisable. The Rights will expire on October 30, 2020, unless the expiration date is extended or unless the Rights are earlier redeemed by us as described below.

Redemption

At any time prior to the distribution date, our board of directors may redeem the Rights in whole, but not in part, at a price of $0.0001 per Right. Subject to the foregoing, the redemption of the Rights may be made effective at such time, on such basis and with such conditions as our board of directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only entitlement of the holders of Rights will be to receive the redemption price.

Exchange Option

At any time after a person or group of affiliated persons has acquired 15% or more of our common stock or following the commencement of a tender offer for 15% or more of our outstanding common stock, and prior to the acquisition by such person of 50% or more of the outstanding common stock, our board of directors may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of common stock per Right (subject to adjustment).

Other Provisions

The terms of the Rights may be amended by our board of directors without the consent of the holders of the Rights, except that from and after such time a person or group of affiliated persons has acquired 15% or more of our common stock no such amendment may adversely affect the interests of the holders of the Rights.

Until a Right is exercised, the holder of the Right, as such, will not have any rights as a stockholder, including, without limitation, the right to vote or to receive dividends.

The Rights may have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors. However, the Rights should not interfere with any merger or other business combination approved by a majority of our board of directors because the Rights may be redeemed by us at any time prior to the distribution date. Thus, the Rights are intended to encourage persons who may seek to acquire control of us to initiate such an acquisition through negotiations with our board of directors. However, the effect of the Rights may be to discourage a third party from making a partial tender offer or otherwise attempting to obtain a substantial position in the equity securities of, or seeking to obtain control of, us. To the extent any potential acquisition is deterred by the Rights, the Rights may have the effect of preserving incumbent management in office.

Attorneys’ Fees in Stockholder Actions

Our bylaws include a fee-shifting provision in Article X for stockholder claims. Article X provides that in the event that any stockholder initiates or asserts a claim against us, or any of our officers or directors, including any derivative claim or claim purportedly filed on our behalf, and the stockholder does not obtain a judgment on the merits that substantially achieves, in substance and amount, the full remedy sought, then the stockholder will be obligated to reimburse us and any of our officers or directors named in the action, for all fees, costs and expenses of every kind and description, including but not limited to all reasonable attorneys’ fees and other litigation expenses, that we or our officers or directors who were named in the action may incur in connection with such claim.

Our fee-shifting provision is not limited to specific types of actions, but is rather potentially applicable to the fullest extent permitted by law. There are several types of remedies that a stockholder may seek in connection with an action or proceeding against us, including declaratory or injunctive relief, or monetary damages. If a stockholder is not successful in obtaining a judgment that substantially achieves in substance, such as in the case of a claim for declaratory or injunctive relief, or amount, such as in the case of a claim for monetary damages, our and our officers’ and directors’ litigation expenses may be shifted to the stockholder.

Fee-shifting provisions are relatively new and untested. The case law and potential legislative action on fee shifting bylaws are evolving and there exists considerable uncertainty regarding the validity of, and potential judicial and legislative responses to, such bylaws. For example, it is unclear whether our ability to invoke our fee-shifting bylaw in connection with claims under the federal securities laws, including claims related to this offering, would be pre-empted by federal law. Similarly, it is unclear how courts might apply the standard that a stockholder must obtain a judgment that substantially achieves, in substance and amount, the full remedy sought. The application of our fee shifting bylaw in connection with such claims, if any, will depend in part on future developments of the law. We cannot assure you that we will or will not invoke our fee-shifting bylaw in any particular dispute, including any claims related to this offering.

If a stockholder that brings any such claim is unable to obtain the required judgment, the attorneys’ fees and other litigation expenses that might be shifted to such a stockholder are potentially significant. This fee-shifting bylaw, therefore, may dissuade or discourage stockholders (and their attorneys) from initiating lawsuits or claims against us or our directors and officers. In addition, it may impact the fees, contingency or otherwise, required by potential plaintiffs’ attorneys to represent our stockholders or otherwise discourage plaintiffs’ attorneys from representing our stockholders at all. As a result, this bylaw may limit the ability of stockholders to affect the management and direction of our company, particularly through litigation or the threat of litigation.

Warrants Held by Private Investors

See “Comparative Share Data” for information concerning CEL-SCI’s outstanding options and warrants.

Transfer Agent

Computershare, Inc., of Denver, Colorado, is the transfer agent for CEL-SCI's common stock.

EXPERTS

The financial statements as of September 30, 2017 and 2016 and for the years then ended incorporated by reference in this Prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, (the report on the financial statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern) incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

INDEMNIFICATION

CEL-SCI's bylaws authorize indemnification of a director, officer, employee or agent of CEL-SCI against expenses incurred by him in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty.  In addition, even a director, officer, employee, or agent of CEL-SCI who was found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling CEL-SCI pursuant to the foregoing provisions, CEL-SCI has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ADDITIONAL INFORMATION

CEL-SCI is subject to the requirements of the Securities Exchange Act of l934 and is required to file reports, proxy statements and other information with the Securities and Exchange Commission.  Copies of any such reports, proxy statements and other information filed by CEL-SCI can be read and copied at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C., 20549.  The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.  The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding CEL-SCI.  The address of that site is http://www.sec.gov.

CEL-SCI will provide, without charge, to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference below (other than exhibits to these documents, unless the exhibits are specifically incorporated by reference into this prospectus). Requests should be directed to:

CEL-SCI Corporation
8229 Boone Blvd., #802
Vienna, Virginia  22182
(703) 506-9460

CEL-SCI CORPORATION

606,395 SHARES

COMMON STOCK

PROSPECTUS SUPPLEMENT

AEGIS CAPITAL CORP.

December 23, 2019